Exhibit 10.1

EXECUTION COPY

$182,500,000

AMENDED AND RESTATED TERM LOAN,

GUARANTEE AND SECURITY AGREEMENT

among

MISSISSIPPI CHEMICAL CORPORATION

a Reorganized Debtor,

as Borrower

and

THE SUBSIDIARIES OF

MISSISSIPPI CHEMICAL CORPORATION NAMED HEREIN,

as Reorganized Debtors,

as MCC Guarantors

TERRA INDUSTRIES INC. AND THE SUBSIDIARIES OF TERRA INDUSTRIES INC. NAMED

HEREIN

as Terra Guarantors

and

THE LENDERS PARTY HERETO,

and

CITICORP NORTH AMERICA, INC.

as Administrative Agent

Originally Dated as of July 1, 2004

and Amended and Restated as of

December 21, 2004

CITIGROUP GLOBAL MARKETS INC.

PERRY PRINCIPALS INVESTMENTS, LLC

as

Joint Lead Arrangers

i

Schedules

Schedule 1.1A	-	Commitment Amounts
Schedule 1.1B	-	Mortgaged Properties
Schedule 3.2	-	Authorizations
Schedule 3.3	-	Subsidiaries
Schedule 3.6	-	Existing Liens
Schedule 3.7	-	Litigation
Schedule 3.8	-	Taxes
Schedule 3.14	-	Labor Matters
Schedule 3.15	-	ERISA
Schedule 3.16	-	Environmental Matters
Schedule 3.18	-	Real Property
Schedule 3.19	-	Security Documents
Schedule 5.12	-	Bank Accounts
Schedule 6.1	-	Existing Indebtedness
Schedule 6.3	-	Existing Investments
Schedule 6.6	-	Intercompany Investments
Schedule 6.22	-	Minimum Required EBITDA

Exhibits

Exhibit A	-	Form of Note
Exhibit B	-	Form of Closing Certificate
Exhibit C	-	Form of Legal Opinion
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Assignment and Acceptance
Exhibit G	-	Form of Mortgage
Exhibit I	-	Form of Assumption Agreement
Exhibit J	-	Form of Loan Purchase Agreement
Exhibit K	-	Form of MCHI Guaranty

v

AMENDED AND RESTATED TERM LOAN, GUARANTEE AND SECURITY AGREEMENT, amended and restated as of December 21, 2004, among (i) MISSISSIPPI CHEMICAL CORPORATION a Mississippi corporation (the “Borrower”), as a reorganized debtor, (ii) each of the direct and indirect domestic Subsidiaries of Borrower designated as a Guarantor on Schedule 3.3 hereto (collectively, with MCHI the “MCC Guarantors” and together with the Borrower, the “Debtors” and each a “Debtor”), each of which MCC Guarantors (other than MCHI) is a reorganized debtor, (iii) TERRA INDUSTRIES INC. (“Terra”) as a guarantor, (iv) each of the direct and indirect domestic Subsidiaries of Terra designated as a Guarantor on Schedule 3.3 hereto (collectively, the “Terra Guarantors” and together with Terra and the MCC Guarantors, the “Guarantors”) (v) CITICORP NORTH AMERICA, INC. (“Citicorp”), as administrative and collateral agent for the Lenders hereunder (in such capacity and including any successors, the “Administrative Agent”), (vi) CITIGROUP GLOBAL MARKETS INC., (“CGMI”), as a joint lead arranger, (vii) PERRY PRINCIPALS INVESTMENTS, LLC as a joint lead arranger, (“Perry”, and together with CGMI, in such capacity, the “Joint Lead Arrangers”) and (viii) each of the financial institutions from time to time party hereto (collectively, the “Lenders”).

INTRODUCTORY STATEMENT

On May 16, 2003 (the “Petition Date”), the Debtors filed voluntary petitions with the Bankruptcy Court (such term and other capitalized terms used in this Introductory Statement being used with the meanings given to such terms in Section 1.1) initiating the Cases, continued in the possession of their assets and in the management of their businesses pursuant to Bankruptcy Code Sections 1107 and 1108.

Pursuant to the Original Agreement and the Orders, on July 1, 2004 the Lenders made available to the Borrower a term loan and revolving loan facility in an aggregate principal amount of up to $182,500,000, all of the Borrower’s obligations under which were and are guaranteed by the MCC Guarantors.

The proceeds of the Loans were used to repay certain debt outstanding on July 1, 2004 and to provide working capital for, and for other general corporate purposes of, the Borrower, in all cases subject to the terms of the Original Agreement, the Loan Documents and the Orders.

To provide guarantees and security for the repayment of the Loans and the payment of the other Obligations of the Debtors hereunder and under the other Loan Documents, the Debtors provided to the Administrative Agent and the Lenders, pursuant to the Original Agreement, the Loan Documents and the Orders, the following (each as more fully described herein):

(a) a guarantee from each of the MCC Guarantors of the due and punctual payment and performance of the Obligations of the Borrower thereunder and under the Notes;

(b) with respect to the Obligations of the Loan Parties thereunder, an allowed administrative expense claim having, pursuant Bankruptcy Code Section 364(c)(1), Superpriority over any and all administrative expenses of the kind specified in the Bankruptcy Code Sections 503(c) or 507(b);

(c) pursuant to Bankruptcy Code Section 364(c)(2) a perfected first priority lien on all property of the Debtors which secured the Harris DIP Credit Agreement, the Prepetition Credit Agreement or the Supplemental DIP Credit Agreement on the Closing Date and on all other property of the Debtors that was not subject to valid, perfected and non-avoidable liens as of the Closing Date;

(d) pursuant to Bankruptcy Code Section 364(c)(3) a perfected junior lien on, all property of the Debtors that was subject to valid, perfected and non-avoidable liens in existence at the time of the commencement of the Cases or to valid liens in existence at the time of such commencement that were perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than property that was subject to the liens that secure the Prepetition Credit Facility, the Harris DIP Credit Agreement or the Supplemental DIP Credit Agreement which liens (the “Released Liens”) were released and discharged on the Closing Date and which property is covered under the liens described in paragraph (c) above); and

(e) pursuant to Bankruptcy Code Section 364(d)(1), to the extent not covered in (c) or (d) above, a perfected first priority, senior priming lien on, and security interest in all present and after-acquired assets that were subject to liens that are junior to the Released Liens.

To provide further security for the repayment of the Loans and the payment of the other Obligations hereunder, MCHI is providing the MCHI Guaranty to the Administrative Agent and the Lenders hereunder.

Pursuant to that certain Stock Purchase Agreement (the “Terra SPA”) dated as of August 9, 2004 by and among the Borrower, Misschem Acquisition Inc, and Terra, Terra agreed to purchase, upon consummation of a plan of reorganization of the Debtors, 100% of the equity interests in the reorganized Borrower (the purchase and other actions contemplated by the Terra SPA, the “Terra Transaction”).

Pursuant to that certain Amendment Letter, dated as of August 6, 2004 by and among the Lenders, the Administrative Agent and Terra (the Amendment Letter, the term sheets, fee letter and warrant letter described therein, the “Amendment Letter”), Terra requested, and the Lenders agreed, to amend and restate the Original Agreement on the terms set forth in the Amendment Letter.

In particular, upon consummation of the Terra Transaction and the satisfaction (or waiver) of the conditions set forth in Section 4.1 hereof (the “Extension Conditions”) (i) the Term Loan Commitments shall be reduced to $125,000,000 and all Term Loans (together with any accrued but unpaid interest, (including interest paid in kind) fees or other charges) in excess of $125,000,000 shall be repaid; (ii) the Revolving Credit Commitments shall be cancelled and all Revolving Credit Loans (together with any accrued but unpaid interest, fees or other charges thereon) shall be repaid; (iii) the Termination Date for the remaining Term Loans shall be extended to a date which is four years from the Extension Date; (iv) the Terra Guarantors will guaranty the payment of the Loans and all other obligations of the Loan Parties hereunder and under the other Loan Documents, and (v) the Original Agreement shall be amended and restated as follows:

SECTION 1

DEFINITIONS

1.1. Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“Adjusted LIBOR”: means for an Interest Period the Eurodollar Rate for such Interest Period, provided that if such Eurodollar Rate is less than 2.80%, Adjusted LIBOR for such Interest Period shall be 2.80%.

“Administrative Agent”: the meaning set forth in the preamble to this Agreement.

“Affiliate”: with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person who is the beneficial owner of 10% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power directly or indirectly to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the aggregate then unpaid principal amount of such Lender’s Term Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Aggregate Outstandings”: with respect to any Lender at any time, an amount equal to the sum of the aggregate principal amount of all Term Loans made by such Lender then outstanding.

“Agreement”: this Amended and Restated Term Loan, Guarantee and Security Agreement being an amendment and restatement of the Original Agreement.

“Applicable Margin” means (i) for Eurodollar Loans, 5.60%, and (ii) for Base Rate Loans, 4.60%.

“Approved Plan”: the Debtors Second Amended Joint Plan of Reorganization, filed in the Cases on September 2, 2004 implementing inter alia, the Terra Transaction and which was confirmed by the Bankruptcy Court pursuant to the Confirmation Order, as the same may be amended from time to time with the consent of the Required Lenders.

“Asset Sale”: the meaning specified in Section 6.4.

“Assignment and Acceptance”: an assignment and acceptance entered into by a Lender and an assignee and accepted by the Administrative Agent, substantially in the form of Exhibit E.

“Authorizations”: all applications, filings, reports, documents, recordings and registrations with, and all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from Federal, state or local Governmental Authorities.

“Bankruptcy Code”: The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§101 et seq.

“Bankruptcy Court”: the United States Bankruptcy Court for the Southern District of Mississippi, or any other court having jurisdiction over the Cases from time to time.

“Base Rate”: the higher of (a) the Federal Funds Effective Rate plus one half of one percent (½%) per annum or (b) the Citibank Base Rate. Any change in the Base Rate due to a change in the Citibank Base Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Citibank Base Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans, the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: the meaning set forth in Section 11.7(a).

“Board of Governors”: the Board of Governors of the Federal Reserve System or any Governmental Authority which succeeds to the powers and functions thereof.

“Borrower”: Mississippi Chemical Corporation.

“Business”: as defined in Section 3.9(b).

“Business Day”: a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments of principal and interest on Eurodollar Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“Capital Expenditures”: with respect to any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment (including replacements, capitalized repairs and improvements during such period) on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP, excluding interest capitalized during construction.

“Capital Lease”: with respect to any Person, any lease of property by such Person as lessee which would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations”: with respect to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

“Capitalized Lease”: shall mean any lease or obligation for rentals which is required to be capitalized on a consolidated balance sheet of a Person and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied.

“Cases”: the cases of the Borrower and the MCC Guarantors under Chapter 11 of the Bankruptcy Code, and each a “Case”.

“Cash Equivalents – MCC”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by

Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of twelve months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Equivalents – Terra”: (a) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (b) repurchase agreements on obligations of the type specified in clause (a) above with respect to which, at the time of acquisition, the senior long-term debt of the party agreeing to repurchase such obligations is rated AAA (or better) by Standard & Poor’s Corporation (or its successors) or Aaa (or better) by Moody’s Investors Service, Inc. (or its successors); (c) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor’s Corporation (or its successors) or P-1 (or better) by Moody’s Investors Service, Inc. (or its successors); (d) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor’s Corporation (or its successors) or P-1 (or better) by Moody’s Investors Service, Inc. (or its successors); (e) marketable direct obligations of any state of the United States of America or any political subdivision of any such state given on the date of such investment the highest credit rating by Moody’s Investors Service, Inc. (or its successors) and Standard & Poor’s Corporation (or its successors); (f) Canadian Dollar denominated banker’s acceptances of Canadian banks, and Canadian dollar-denominated commercial paper, rated at least R-1-mid by Dominion Bond Rating Service and (g) securities of money market funds rated Am (or better) by Standard & Poor’s Corporation (or its successors) or A (or better) by Moody’s Investors Service, Inc. (or its successors); provided, that the maturities of any such Cash Equivalents referred to in clauses (a), (c), (d) and (e) shall not exceed 270 days.

“Cash Management Obligations”: all obligations of Terra and any of its Subsidiaries to any Lender or the Administrative Agent in respect of treasury management arrangements, depository or other cash management services.

“Change of Control”: the occurrence, after the Extension Date, of Terra owning (directly or indirectly) less than 100% of the equity securities of the Borrower or the entry without the prior written consent of the Administrative Agent and the Lenders by Terra into any agreement, arrangement or understanding pursuant to which or upon consummation of which, Terra will cease to own (directly or indirectly) 100% of the equity securities of the Borrower.

“Chattel Paper”: the meaning specified in the Collateral Agreement.

“Citibank Base Rate”: the rate of interest announced by Citibank, N.A. from time to time as its prime rate. The Citibank Base Rate is a reference rate and does not necessarily represent the lowest rate actually charged to any customer. Citibank, N.A. may make commercial loans or other loans at rates of interest at, above or below the Citibank Base Rate.

“Code”: the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

“Collateral”: all property of the Borrower and each MCC Guarantor, now owned or hereafter acquired, subject to liens and security interests in favor of the Administrative Agent and the Lenders, as more particularly described in the Orders and the Security Documents.

“Collateral Agreement”: the Collateral Agreement dated as of the date hereof, among the Borrower, the MCC Guarantors and the Administrative Agent, as the same may be amended, supplemented or modified from time to time.

“Commitment”: with respect to each Lender, the Term Loan Commitment of such Lender.

“Common Units”: the common units issued and outstanding under the Agreement of Limited Partnership dated as of December 4, 1991 of TNCLP.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a controlled group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Confirmation Order”: the order of the Bankruptcy Court entered on the docket in the Cases confirming the Approved Plan.

“Constituent Documents”: with respect to any Person, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such Person, (ii) the by-laws (or the equivalent governing documents) of such Person and (iii) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contaminant”: means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Contractual Obligation”: of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding any Loan Document but including any Material Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

“Customary Permitted Liens”: with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, customs duties, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c) deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits or to secure the performance by such Person of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property which do not materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances arising under leases or subleases of real property which do not in the aggregate materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f) financing statements of a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(g) expired financing statements and financing statements filed for precautionary purposes in respect of operating leases; and

(h) Liens in favor of banks which arise under Article 4 of the New York UCC on items in collection and documents relating thereto and proceeds thereof.

“Debt”: of any Person means without duplication

(a) all debt of such Person for borrowed money,

(b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or which bear interest,

(c) all reimbursement and all obligations with respect to letters of credit (drawn or undrawn), bankers’ acceptances, surety bonds and performance bonds, whether or not matured, and whether or not representing obligations for borrowed money,

(d) all debt for the deferred purchase price of property or services, other than trade payables and accrued expenses incurred in the ordinary course of business which are not overdue,

(e) all debt of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

(f) all Capital Lease Obligations and Major Operating Lease Obligations of such Person,

(g) all Guaranty Obligations of such Person,

(h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends,

(i) all payments that such Person would have to make in the event of an early termination on the date Debt of such Person is being determined in respect of Hedging Contracts of such Person and

(j) all Debt referred to above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

all computed and determined on a consolidated basis for such Person and its Subsidiaries after the elimination of intercompany items in accordance with generally accepted accounting principles consistent with those used in the preparation of the audit report referred to in Section 5.1(c) hereof.

“Debtors”: the meaning set forth in the preamble to this Agreement.

“Default”: any event which with the passing of time or the giving of notice or both would become an Event of Default.

“Dollar Equivalent”: with respect to any amount denominated in a currency other than Dollars, at the time of determination thereof, the equivalent of such currency in Dollars determined by using the rate of exchange quoted by Citibank or an Affiliate thereof in New York, New York at 11:00 a.m. (New York time) on the date of determination to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such other currency.

“Dollars” and “$”: lawful money of the United States.

“EBITDA”: with respect to any Person for any period, an amount equal to (a) Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Net Income but without duplication, (i) any provision for income taxes, (ii) interest expense including interest expense under Interest Rate Contracts, (iii) loss from extraordinary items, (iv) any aggregate net loss from the sale, exchange or other disposition of capital assets by such Person, (v) any other non-cash loss or other items, (vi) depreciation, depletion and amortization of intangibles or financing or acquisition costs and (vii) income allocation to minority interests minus (c) the sum of, in each case to the extent included in the calculation of such Net Income but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain from the sale, exchange or other disposition of capital assets by such Person, (v) any other non-cash gains or other items and (vi) loss allocation to minority interests.

“Eligible Assignee”: the meaning set forth in Section 11.6(c).

“Environmental Laws”: all applicable Requirements of Law (including common law) now or hereafter in effect, as amended or supplemented from time to time, regulating or relating to pollution or the regulation or protection of occupational health and safety, the environment or natural resources, or imposing liability or standards of conduct in connection with any of the same, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 180 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (42 U.S.C. § 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. § 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); the Environmental Protection Act (Ontario); the Canadian Environmental Protection Act; the Ontario Water Resources Act; and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.) and any similar or equivalent Requirement of Law of any relevant jurisdiction.

“Environmental Liabilities and Costs”: with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any thereof arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, which relate to any environmental, health or safety condition or a Release or threatened Release, and result from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien”: any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment”: the meaning specified in the Collateral Agreement.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”: any trade or business (whether or not incorporated) under common control or treated as a single employer with Terra or any of its Material Subsidiaries within the meaning of Section 414 (b), (c), (m) or (o) of the Code.

“ERISA Event”: (i) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan as to which the 30 day notice requirement has not been waived under applicable regulations; (ii) the withdrawal of Terra, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of Terra, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (iv) notice of reorganization or insolvency of a Multiemployer Plan; (v) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (vi) the institution of proceedings to terminate a Title IV Plan or Multiemployer

Plan by the PBGC; (vii) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan; (viii) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on Terra or any of its Subsidiaries or any ERISA Affiliate; or (ix) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 10:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any event or condition identified as such in Section 7.1 hereof.

“Extension Date”: the date on which the conditions set forth in Section 4.1 shall have been satisfied or waived.

“Extensions of Credit”: collectively, the Term Loans, as to each Term Loan, an “Extension of Credit”.

“Fair Market Value”: (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of the applicable Loan Party, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal, and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the Nasdaq Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type selected by the Administrative Agent.

“FDIC”: the Federal Deposit Insurance Corporation or any Governmental Authority that succeeds to the powers and functions thereof.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of nationally recognized standing selected by it.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fees”: collectively, the commitment fees, the fees payable to the Joint Lead Arrangers as separately agreed by Terra and/or the Borrower and the Joint Lead Arrangers, the fees referred to in Sections 2.16, 2.17 or 11.5 and any other fees payable by any Loan Party pursuant to this Agreement, the Amendment Letter or any other Loan Document.

“Final Order”: the order of the Bankruptcy Court entered in the Cases, in substantially the form of the Interim Order.

“Financial Statements”: the financial statements of Terra and the Borrower and their Subsidiaries delivered in accordance with Sections 3.4 and 5.1.

“Finished Goods”: completed goods which require no additional processing or manufacturing to be sold by the relevant Loan Party in the ordinary course of business.

“Fiscal Quarter”: each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year”: the twelve month period ending on December 31 of each year.

“FMCL LLC”: FMCL, Limited Liability Company, a Delaware limited liability company.

“Foreign Plan”: each Canadian employee benefit plan and each other retirement plan (including any statutory severance obligation requiring a payment upon an employee’s termination of employment for any reason other than “cause” based on the employee’s length of service) which is not subject to reporting in accordance with GAAP and Financial Accounting Standard Bulletin No. 87 or 106, and as to which Terra or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group Member”: the collective reference to Terra and each of its Subsidiaries after giving effect to the Terra Transaction and including, without limitation, the Borrower and each of its Subsidiaries.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that notwithstanding the foregoing, the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantor”: each of the direct and indirect domestic Subsidiaries of the Borrower designated as a Guarantor on Schedule 3.3 hereto and MCHI, each Terra Guarantor and each other Person that executes a Guaranty whether in accordance with Section 5.23 hereof by executing and delivering an Assumption Agreement in the form of Exhibit I hereto, or otherwise.

“Guaranty”: Section 9 of this Agreement and other guaranty agreements in form and substance reasonably acceptable to the Administrative Agent pursuant to which any Person guaranties the payment and performance of any or all of the Obligations (including, without limitation, the MCHI Guaranty), as the same may be supplemented, amended, restated or otherwise modified from time to time and any agreement entered into in substitution therefor or replacement thereof.

“Harris DIP Credit Agreement”: the Post-Petition Credit Agreement among Mississippi Chemical Corporation and the banks party thereto and Harris Trust and Savings Bank, as Administrative Agent, dated as of May 16, 2003, as amended, supplemented or modified prior to the date hereof.

“Hedging Agreement Obligations”: any obligations of any Loan Party owing or due to a Lender under a Hedging Contract.

“Hedging Contracts”: all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in currency values or commodity prices.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intercompany Indebtedness”: Indebtedness owed by Terra or one of its Subsidiaries to Terra or one of its Subsidiaries.

“Intercreditor Agreements” means (i) the intercreditor agreements between the Administrative Agent and the Terra Facility Administrative Agent dated as of the Extension Date and (ii) the Senior Secured and Senior Second Note Intercreditor - MCC.

“Interest Expense”: for any Person and with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations, all amortization of debt discount and expense and all fees relating to letters of credit accrued and all net obligations pursuant to interest rate hedging agreements) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

“Interest Payment Date”: (i) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, and each day that a Base Rate Loan is converted into a Eurodollar Loan in accordance with Section 2.6. (ii) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (iii) as to any Eurodollar Loan having an Interest Period of longer than three months, each day that is three months or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (iv) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the conversion date with respect to such Eurodollar Loan and ending one, three or six months thereafter, as selected by the Borrower in its notice of conversion, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Termination Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Contracts”: all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Interim Order”: the order of the Bankruptcy Court entered in the Cases granting interim approval of the transactions contemplated by the Original Agreement and the other Loan Documents and granting the Liens and Superpriority Claims described in the Introductory Statement in favor of the Administrative Agent and the Lenders.

“Inventory”: all Raw Materials and Finished Goods in which any Loan Party now has or hereafter acquires any right.

“Investments”: with respect to any Person, (a) any purchase or other acquisition by that Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person, (c) any loan, advance (other than prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted), or capital contribution by that Person to any other Person, including all Debt to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) any deposit with a financial institution.

“IRS”: the Internal Revenue Service of the United States or any successor thereto.

“Leases”: with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lenders”: the meaning set forth in the preamble to this Agreement.

“Liens”: any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Debt or other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor but excluding any right of set-off.

“Loan”: the meaning set forth in Section 2.1.

“Loan Documents”: this Agreement and any and all exhibits hereto, the Notes, any Hedging Contract with a Lender (or an Affiliate thereof) or the Administrative Agent (or an Affiliate thereof), the Loan Purchase Agreement, the Security Documents, the Orders and the Confirmation Order and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to the foregoing.

“Loan Parties”: the Borrower and the Guarantors.

“Loan Purchase Agreement”: the Loan Purchase Agreement dated as of the date hereof, in substantially the form of Exhibit J between the Administrative Agent and Terra.

“Major Operating Lease Obligations”: in respect of any Person, all obligations of such Person under an operating lease to pay required termination payments or like payments in an amount exceeding $7,000,000 and in an amount at least equal to 75% of the original acquisition cost of the property leased thereunder.

“Management Agreements”: each of the management agreement between Terra and/or any of its Subsidiaries and other Persons providing for the performance by Terra or any such Subsidiary of certain treasury, purchasing, legal and/or other services for its Subsidiaries and such other Persons, or such agreements as are in effect from time to time.

“Management Agreement-MCC”: the management agreement dated on or about the Extension Date among Terra and the Borrower, in connection with the management and administration of the Borrower and its Subsidiaries.

“Material Adverse Change”: a material adverse change in any of (a) the business, condition (financial or otherwise), operations, performance or properties of Terra and its Subsidiaries, taken as a whole, (b) the legality, validity or enforceability of any Loan Document, (c) the perfection or priority of the Liens granted pursuant to the Security Documents (except as expressly permitted hereby or thereby), (d) the ability of Borrower to repay the Obligations or of the Loan Parties to perform their respective obligations under the Confirmation Order, the Approved Plan or the Loan Documents, (e) the rights and remedies of the Administrative Agent or the Lenders under the Confirmation Order, the Approved Plan or the Loan Documents, or (f) the business, condition (financial or otherwise), operations, performance, assets or properties of MCHI, MissChem (Barbados) SRL, MissChem Trinidad Limited, FMCL and their Subsidiaries, taken as a whole.

“Material Adverse Effect”: an effect that results in or causes, or could reasonably be expected to result in or cause a Material Adverse Change.

“Material Documents”: the Management Agreement-MCC, the Management Agreements, the Senior Second Lien Note Indenture and the Senior Secured Note Indenture and the Ammonium Nitrate Hedging Agreement.

“Material Subsidiary”: at any time, the Borrower, any Guarantor, TNCLP and any direct or indirect Subsidiary of Terra owning at least $500,000 of assets or generating at least $100,000 gross income for the Fiscal Year most recently ended.

“Maximum Repurchase Amount”: during each Repurchase Period an amount (to be reset on the first day of each such Repurchase Period) equal to the excess (if any) of (i) the daily average (for the preceding 30-day period) of (A) the aggregate Borrowing Base (as defined in the Terra Credit Facility) of the Borrowers (as defined in the Terra Credit Facility) on each day during such preceding period less (B) the aggregate amount of past due payables of the Borrowers (as defined in the Terra Credit Facility) and the Guarantors on each such day over (ii) $125,000,000.

“MCC Guarantors”: each Subsidiary of the Borrower a party hereto as a Guarantor, MCHI and any other Subsidiary that becomes a Guarantor in accordance with Section 5.23.

“MCHI”: Mississippi Chemical Holdings, Inc., a British Virgin Islands corporation.

“MCHI Guaranty”: the Guaranty Agreement dated as of the Extension Date, from MCHI to the Administrative Agent and the Lenders, as the same may be supplemented, amended, restated or otherwise modified from time to time and any agreement entered into in substitution therefor or replacement thereof.

“Minority Banks”: the meaning set forth in Section 11.1(b).

“MissChem Barbados”: MissChem Barbados SRL, a society with restricted liability formed in Barbados.

“Mortgaged Properties”: the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by the Borrower and/or any MCC Guarantor in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit G (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) proceeds received by Borrower or its Subsidiaries after the Extension Date in cash or Cash Equivalents from any Asset Sale of property constituting Collateral, other than Asset Sales permitted under clauses (a) through (e) of Section 6.4, net of (x) the reasonable cash costs of sale, assignment or other disposition, (y) taxes paid or payable within 22 months of the date of such Asset Sale as a result thereof (provided, however, that any such taxes which are so payable shall be deposited in a cash collateral account acceptable to the Administrative Agent pending payment) and (z) any amount required to be paid or prepaid on Debt (other than the Obligations or amounts under the Terra Credit Facility) secured by the assets subject to such Asset Sale; provided, however, that evidence of each of (x), (y) and (z) is provided to the Administrative Agent in form and substance satisfactory to it; and (b) proceeds of insurance covering property constituting Collateral (net of (i) reasonable expenses incurred directly in the collection thereof and (ii) (to the extent permitted hereby) contractually required payments of Debt (other than the Obligations) secured by a Lien on the insured property (that is prior to any Lien granted under the Security Documents)) on account of the loss of or damage to any such assets or property, and payments of compensation for any such assets or property taken by expropriation, condemnation or eminent domain; provided, however, that Net Cash Proceeds shall not include any casualty or condemnation proceeds to the extent the Borrower has elected to use such proceeds to repair, rebuild, or replace the assets subject to such casualty or condemnation, no Default or Event of Default exists and, to the extent of proceeds in excess of $2,000,000 with respect to any single casualty or condemnation event, the Lenders have approved such repair, rebuilding or replacement.

“Net Income”: means for any Person for any period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than restrictions imposed under this Agreement), shall be excluded to the extent of such restriction or limitation, and (c) any one-time increase or decrease to net income which is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP shall be excluded.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Excluded Taxes”: the meaning set forth in Section 2.14(a).

“Non-Material Real Property”: any parcel of Real Property which has a Fair Market Value of less than $500,000 or (if leasehold) the lease rental payments in respect thereof are less than $500,000 per annum.

“Non-U.S. Lender”: the meaning set forth in Section 2.14(d).

“Note”: the meaning set forth in Section 2.4(e).

“Obligations”: (a) the principal of and interest on the Loans and the Notes, (b) the Fees and all other present and future, fixed or contingent, obligations and liabilities (monetary or otherwise) of the Loan Parties to the Lenders and the Administrative Agent under the Loan Documents, including without limitation, all costs and expenses payable pursuant to Section 11.5, (c) Hedging Agreement Obligations and (d) the Cash Management Obligations.

“Opening Net Worth” the consolidated net worth of the Borrower and its Subsidiaries as of the Extension Date.

“Orders”: the collective reference to the Interim Order and the Final Order.

“Original Agreement”: the Term Loan, Revolving Credit, Guarantee and Security dated as of July 1, 2004 approved by the Orders, among the Borrower, the MCC Guarantors, the Administrative Agent and the Lenders, amended and restated by this Agreement.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participants”: the meaning set forth in Section 11.6(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permit”: any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Liens”: Liens permitted to exist under Section 6.2.

“Person”: an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Petition Date”: the meaning set forth in the Introductory Statement.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which Terra, the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PLNL”: Point Lisas Nitrogen Limited (f/k/a Farmland MissChem Limited), a Company incorporated under the Companies Ordinance, Chapter 31, No. 1 and continued under the Companies Act, Chapter 81:01 of the laws of the Republic of Trinidad and Tobago.

“Pre-Petition Credit Agreement”: that certain Amended and Restated Credit Agreement dated as of November 15, 2002 by and between the Borrower, the several lenders from time to time parties thereto, and Harris Trust and Savings Bank, as administrative agent, as the same has from time to time been modified or amended.

“Projections”: (i) up until the delivery of any update or restatement thereof pursuant to Section 5.1(e), those financial projections contained in Schedule 1.1(c), covering the annual financial projections for Fiscal Years ending in 2005 through 2009, or (ii) thereafter, the most recent update or restatement of such projections delivered pursuant to Section 5.1(e).

“Properties”: all assets and properties of any nature whatsoever, whether real or personal, tangible or intangible, including without limitation, intellectual property.

“Purchase Event”: the occurrence of any of the following: (a) any Subsidiary of Terra has any outstanding Debt owing to Terra or any of its Subsidiaries, other than Debt permitted to be outstanding under Section 6.1(except clause (k) thereof); or (b) Liens on or with respect to any property of any Subsidiary of Terra have been created in favor of Terra or any of its Subsidiaries, other than Liens permitted under Section 6.2 (except clause (i) thereof); or (c) any Subsidiary of Terra has made any Investments in Terra or any of its Subsidiaries, other than any Investments permitted under Section 6.3 (except clause (n) thereof); or (d) any Subsidiary of Terra has sold, transferred or otherwise disposed of any of its property to Terra or any of its Subsidiaries, other than sales, transfers or other dispositions permitted under Section 6.4 (except clause (h) thereof); (e) Terra or any of its Subsidiaries receive, declare, order, pay, make or set apart any Restricted Payment other than Restricted Payments permitted under Section 6.5 (except clause (d) thereof); and (f) MCHI or any of its Subsidiaries make any Investment, incur any Debt or make any Restricted Payment under Section 6.24(f).

“Purchasing Lender”: the meaning set forth in Section 11.6(c).

“Raw Materials”: materials used or consumed in the manufacturing or production of goods to be sold by the relevant Loan Party in the ordinary course of business, but excluding work in progress.

“Real Property”: all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased by any Loan Party or any of its Subsidiaries (the “Land”), together with the right, title and interest of such Loan Party or Subsidiary, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.

“Receivable”: shall mean an account receivable of any Loan Party arising from the sale of goods or the provisions of services in the ordinary course of business.

“Regulation D”: Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Release”: means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action”: means all actions required to (a) clean up, remove, treat or in any other way address any Release of any Contaminant in the environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Repurchase Period”: each of the following periods during which the Terra Guarantors may make open market purchases of Common Units, subject to the terms of Section 6.3(h) and Section 6.12: (a) the period beginning on the Extension Date and ending on July 14, 2005 and (b) each twelve month period beginning on July 15 of each year prior to the Termination Date and ending on July 14 of the following year beginning on July 15, 2005.

“Required Lenders”: at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Requirement of Law”: with respect to any Person, all federal, provincial, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Person, any of the principal executive officers, managing members or general partners of such Person, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Restricted Payments”: (a) any dividend or other distribution, direct or indirect, on account of any Stock or Stock Equivalents of Terra or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Stock or Stock Equivalents to the Borrower and/or one or more of the MCC Guarantors, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of Terra or any of its Subsidiaries now or hereafter outstanding other than one payable solely to Terra and/or one or more Guarantors or any cashless exercise of warrants or options in respect of the foregoing, and (c) any payment or prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent in connection with any Security) or other charges on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt, other than any required redemptions, retirement, purchases or other payments, in each case to the extent permitted to be made by the terms of such Debt after giving effect to any applicable subordination provisions.

“Security”: any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Debt, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Security Documents”: all security documents at any time delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the Obligations, including without limitation, the Collateral Agreement, the Mortgages and the Intercreditor Agreements.

“Senior Second Lien Note Documents”: the meaning specified in the Senior Second Lien Note Intercreditor Agreement, and includes the Senior Second Lien Notes and the Senior Second Lien Note Indenture.

“Senior Second Lien Note Indenture”: the Senior Note Indenture entered or to be entered into between Terra Capital and the Senior Second Lien Note Trustee.

“Senior Second Lien Note Intercreditor Agreement- Terra”: the intercreditor agreement dated as of the date of the Senior Second Lien Note Indenture among certain Guarantors, the Terra Facility Administrative Agent, the Senior Second Lien Note Trustee and the Senior Secured Note Trustee.

“Senior Second Lien Note Trustee”: the trustee, together with its successors and assigns in such capacity, appointed in accordance with the provisions of the Senior Secured Note Indenture to act for the benefit of the holders of the Senior Second Lien Notes.

“Senior Second Lien Notes”: the Senior Secured Notes (including the Initial Notes and the Exchange Notes, as such terms are defined in the Senior Secured Note Indenture) issued or to be issued by Terra Capital pursuant to the Senior Secured Note Indenture.

“Senior Secured Note Collateral”: the meaning specified in the Senior Secured Note Intercreditor Agreement.

“Senior Secured Note Documents”: the meaning specified in the Senior Secured Note Intercreditor Agreement, and includes the Senior Secured Notes and the Senior Secured Note Indenture.

“Senior Secured Note Indenture”: the 12-7/8% Senior Note Indenture dated October 10, 2001 between Terra Capital and the Senior Secured Note Trustee.

“Senior Secured Note Intercreditor Agreement-Terra”: the Access, Use and Intercreditor Agreement dated as of the Terra Facility Effective Date among the Terra Guarantors, the Terra Facility Administrative Agent and the Senior Secured Note Trustee.

“Senior Secured and Senior Second Note Intercreditor-MCC”: the Intercreditor Agreement-Noteholders dated as of the date hereof among Terra Facility Administrative Agent, the Administrative Agent, the Senior Second Lien Note Trustee, the Senior Secured Note Trustee and certain Loan Parties.

“Senior Secured Note Trustee”: the trustee, together with its successors and assigns in such capacity, appointed in accordance with the provisions of the Senior Secured Note Indenture to act for the benefit of the holders of the Senior Secured Notes.

“Senior Secured Notes”: the 12-7/8% Senior Secured Notes (including the Initial Notes and the Exchange Notes, as such terms are defined in the Senior Secured Note Indenture) due 2008 issued or to be issued by Terra Capital pursuant to the Senior Secured Note Indenture.

“Shared Collateral”: the meaning specified in the Senior Secured Note Intercreditor Agreement.

“Shared Collateral-MCC”: the “Shared Collateral” as defined in the Senior Secured and Senior Second Note Intercreditor-MCC.

“Shared Current Asset Collateral”: the “Shared Collateral” as defined in the Senior Second Lien Note Intercreditor Agreement.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of “all liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stock”: shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents”: all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” means all Debt of Terra and its Subsidiaries which is subordinated in right of payment to the prior payment in full of the Obligations.

“Subsidiary”: means, with respect to any Person, any corporation, partnership, limited liability company or other business entity (a) of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person, or (b) of which the ordinary power to appoint the majority of the members of the board of directors, managers, trustees or other controlling Person is held by such Person and/or one or more Subsidiaries of such Person. Each reference to a “Subsidiary” of Terra or any of its Subsidiaries shall be deemed to exclude TNCLP and its Subsidiaries except (i) for purposes of Sections 6.1(k), 6.2(i), 6.3(n), 6.4(h) and 6.5(f) or (ii) as otherwise indicated.

“Subordinated MCHI Guaranty”: means the guaranty to be issued by MCHI, to the Terra Facility Administrative Agent on behalf of the lenders under the Terra Credit Facility as further described in Section 6.25.

“Supermajority Lenders”: Lenders holding Term Loans representing at least 66-2/3% of the aggregate principal amount of the Term Loans then outstanding.

“Superpriority Claim”: a claim against the Borrower or any of the MCC Guarantors in any of the Cases which is an administrative expense claim with the priority authorized under Section 364(c)(1) of the Bankruptcy Code, with priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507 of the Bankruptcy Code and over any or all other costs and expenses of the kind specified in, or ordered pursuant to, Sections 105, 326, 330, 331, 506(c) or 726 of the Bankruptcy Code. When used with reference to the claim of the Administrative Agent or the Lenders, in respect of the Obligations, the term Superpriority Claim shall mean a claim which has priority over all such costs and expenses. When used with reference to any other party, such party shall have a Superpriority Claim if its claim is an administrative expense claim having priority over any administrative expenses of the kind specified in Sections 503(b) or 507 of the Bankruptcy Code or any of such other costs and expenses.

“Supplemental DIP Credit Agreement”: the post petition financing provided pursuant to that Supplemental Post-Petition Credit Agreement dated as of December 15, 2003 among the Borrower, the financial institutions named therein as investors and DSC Chemicals, L.P. as agent (as the same has been amended, modified or supplemented prior to the date hereof.).

“Tax Affiliate”: with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary Tax Returns.

“Term Loan”: as defined in Section 2.1.

“Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1.1A, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Term Loan Commitment is $125,000,000.

“Term Loan Facility”: the Term Loan Commitments and the Term Loans made thereunder.

“Term Loan Lender”: each Lender that has a Term Loan Commitment or is the holder of a Term Loan.

“Term Loan Percentage”: as to any Term Loan Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Termination Date”: December 21, 2008.

“Terra”: Terra Industries Inc.

“Terra Canada”: Terra International (Canada) Inc., a corporation governed by the laws of Ontario and an indirect wholly owned Subsidiary of Terra Capital.

“Terra Canada Debt”: Intercompany Debt, in an initial principal amount of $47,301,147 outstanding as of the Terra Facility Effective Date, owed by Terra Canada to Terra Capital.

“Terra Capital” means Terra Capital, Inc., a Delaware corporation.

“Terra Capital Holdings”: Terra Capital Holdings, Inc., a Delaware corporation.

“Terra Credit Facility”: that certain $150,000,000 Credit Agreement dated as of December 21, 2004 among Terra Capital Inc, the Borrower and Terra Nitrogen (UK) Limited as borrowers, Terra Industries Inc. and Terra Capital Holdings Inc. as guarantors, Citicorp USA, Inc as administrative and collateral agent and the lenders from time to time party thereto, together with the Loan Documents (as defined therein).

“Terra Facility Administrative Agent”: the administrative agent from time to time under the Terra Credit Facility.

“Terra Facility Effective Date”: October 10, 2001.

“Terra Guarantors”: Terra and the domestic Terra Subsidiaries.

“Terra SPA”: that certain stock purchase agreement dated as of August 9, 2004 by and among the Borrower, Terra and MissChem Acquisition, Inc.

“Terra Subsidiaries”: the Subsidiaries of Terra other than the Borrower and its Subsidiaries.

“Terra Transaction”: has the meaning given to such term in the recitals.

“Terra UK”: Terra Nitrogen (U.K.), Limited, a company incorporated in England and Wales.

“Terra UK Customer Debt”: Debt for borrowed money of a customer of Terra UK owing to Capital Bank Plc or another financial institution in the United Kingdom, provided that:

(a) such customer uses the entire principal proceeds of such Debt to pay for goods and services purchased from Terra UK;

(b) such customer is required to repay such Debt in full within 12 months of the date on which such Indebtedness is incurred;

(c) in the reasonable opinion of Terra UK, such customer is creditworthy; and

(d) it is a condition of the extension of credit by Capital Bank Plc (or such other financial institution) to such customer that Terra UK guarantee a portion of such Indebtedness.

“Terra UK Debt”: Intercompany Debt, in an initial principal amount of $49,161,408 outstanding as of October 10, 2001, owed by Terra UK to Terra Capital, and excluding the Terra UK Fixed Asset Secured Debt.

“Terra UK Debt Note”: the promissory note issued by Terra UK evidencing the Terra UK Debt, dated as of October 10, 2001.

“Terra UK Fixed Asset Secured Debt”: the Intercompany Debt owing from Terra UK to Terra UK Holdings in a maximum principal amount of $100,000,000, the promissory note, guarantees, security interests and other supporting obligations in respect of which constitute Senior Secured Note Collateral.

“Terra UK Holdings”: means Terra (U.K.) Holdings, Inc., a Delaware corporation.

“Title IV Plan”: a pension plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA to which Terra, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

“TNCLP”:Terra Nitrogen Company, L.P., a Delaware limited partnership.

“TNCLP Minority Interest Payments”: dividends and distributions which are legally required to be paid to holders of Common Units (other than Terra and its Subsidiaries).

“TNLP”: Terra Nitrogen, Limited Partnership, a Delaware limited partnership.

“Total Outstandings”: at any time the aggregate principal amount of all Term Loans outstanding at such time.

“Transferee”: the meaning set forth in Section 11.6(f).

“Trinidad Interest”: (a) the capital stock or other equity interests of the Borrower or its Subsidiaries in MCHI, MissChem (Barbados) SRL, MissChem Trinidad Limited, FMCL, and/or any other Person that at any time owns an equity interest in any of the foregoing, and (b) any interest, direct or indirect, of the Borrower or its Subsidiaries in any rights or Property of FMCL, and (c) the equity interests of the Borrower in FMCL LLC.

“United States”: the United States of America.

“Voting Stock”: Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Withdrawal Liability”: with respect to the Borrower at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections and subsections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time to the extent permitted herein. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 5.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of its independent public accountants and results in a change in the results of any of the calculations required by Section 6 which would not have occurred had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Section 6 shall be given effect until such provisions are amended to reflect such changes in GAAP.

1.3. Accounting Terms. Any accounting term not otherwise specifically defined in this Agreement shall have the meaning customarily given to such term in accordance with generally accepted accounting principles, consistently applied. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purpose of this Agreement, it shall be done in accordance with generally accepted accounting principles, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

SECTION 2

AMOUNT AND TERMS OF COMMITMENT

2.1. Term Loan Commitments. Subject to the terms and conditions hereof, on the Extension Date, the Term Loan Lenders severally and not jointly with the other Term Loan Lenders agree to extend the maturity of the outstanding term loans (each, a “Term Loan”, and collectively the “Loans”) to the Borrower in an amount for each Term Loan Lender not to exceed the amount of the Term Loan Commitment of such Lender. The Term Loans of each Term Loan Lender as extended shall mature and, unless earlier accelerated or payable in accordance with the terms of this Agreement, shall be payable in full on the Termination Date.

2.2. Term Loans. On the Extension Date, the Term Loans so extended shall be Base Rate Loans.

2.3. Revolving Credit Commitments. On the Extension Date, the Revolving Credit Commitments are hereby irrevocably cancelled.

2.4. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Term Loan Lender, the unpaid principal amount of each Term Loan of such Term Loan Lender on the Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 7). The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Term Loan Lender interest on each Term Loan in accordance with Section 2.5.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(d), and shall record in the Register, with separate sub-accounts for each Lender, (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any payment received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Sections 2.4(b) and (c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon request by any Lender to the Administrative Agent notified to the Borrower, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, of such Lender, substantially in the form of Exhibit A (a “Note”) with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Extension Date. Each Lender is hereby authorized to record the date and amount of each Loan made by such Lender and the date and amount of each payment or prepayment of principal thereof, on the schedule (or any continuation of the schedule) annexed to and constituting a part of each of its Notes, and any such recordation shall, to the extent permitted by applicable law, constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation (or any error therein) shall not affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement.

2.5. Interest Rates and Payment Dates; Computation of Interest and Fees. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the higher of (i) Adjusted LIBOR plus the Applicable Margin, or (ii) 9.56%.

(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate equal to the higher of (i) the Base Rate plus the Applicable Margin, or (ii) 9.56%.

(c) Notwithstanding the foregoing, at any time after the occurrence and during the continuance of an Event of Default, the Loans shall bear interest at a rate per annum equal to the higher of (i) the Base Rate plus the Applicable Margin, or (ii) 9.56%, in each case plus 2.00%.

(d) Interest accruing pursuant to this Section 2.5 shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid in full

(e) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Citibank Base Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lender of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower of the effective date and the amount of each such change in interest rate.

(f) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptive evidence in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.

(g) Provided that no Default or Event of Default has occurred and is continuing, with respect to any interest payment to be made in accordance with Section 2.5(d) hereof (other than interest to be paid on the Termination Date or on any date that the Loans become due and payable in accordance with Section 7 hereof), no later than two Business Days prior to such Interest Payment Date the Borrower may advise the Administrative Agent that it will make such interest payment in kind. If such election is made the applicable interest rate for such period shall be increased by 2.00% per annum. Interest paid in kind under this paragraph (g) shall be payable in cash on the earliest to occur of (i) the date that the Loans become due and payable under Section 7 hereof, or (ii) the Termination Date.

2.6. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan hereunder may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan hereunder may be continued as such when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

2.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period in good faith by such Required Lenders will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given, any Loans hereunder that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans hereunder shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans; provided that if the circumstances giving rise to such notice shall cease or otherwise become inapplicable to such Required Lenders, then such Required Lenders shall promptly give notice of such change in circumstances to the Administrative Agent and the Borrower. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans hereunder shall be made or continued as such, nor shall the Borrower have the right to convert Loans hereunder to Eurodollar Loans.

2.8. Optional Prepayment of Loans. The Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, upon twenty days irrevocable notice to the Administrative Agent which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.12. Upon receipt of any such notice of prepayment the Administrative Agent shall notify each relevant Lender thereof on the date of receipt of such notice. If any such notice is given (i) at any time prior to the second anniversary of the Extension Date, an amount equal to 104.4% of the principal amount specified in the notice shall be payable on the date specified therein, (ii) at any time after the second anniversary of the Extension Date but prior to the third anniversary of the Extension Date, an amount equal to 103.3% of the principal amount specified in the notice shall be payable on the date specified therein; and (iii) at any time after the third anniversary of the Extension Date and prior to the Termination Date, an amount equal to 102.5% of the principal amount specified in the notice shall be payable on the date specified therein, in each case together with accrued interest to such date on the amount prepaid; provided that, the Borrower may prepay up to $25,000,000 (in the aggregate and less any amounts prepaid at 101% of the principal amount pursuant to the first proviso to Section 2.9(b)) at any time prior to the first anniversary of the Extension Date upon 30 days irrevocable notice to the Administrative Agent complying with this Section at which time an amount equal to 101% of the principal amount specified in the notice shall be payable on the date specified therein. Partial prepayments shall be in a minimum aggregate principal amount of $5,000,000 and increments of $1,000,000. Amounts to be applied in connection with prepayments made pursuant to this Section 2.8 shall be applied pro rata among the Term Loans. In the event that Terra or any of its Subsidiaries (i) request that the Required Lenders consent to an amendment to Section 6.24(c) hereof to increase the amount of Debt permitted to be incurred by PLNL thereunder, (ii) such request is a bona fide, good faith proposal and the board of PLNL has authorized the making thereof; and (iii) the Required Lenders fail to consent to such request within 30 days of written request therefor, the Borrower may within 90 days of such failure to consent, prepay the Term Loans in whole in accordance with this Section 2.8 provided that the applicable prepayment premium with respect to such prepayment will be 50% of the prepayment premium that would otherwise have been payable.

2.9. Mandatory Prepayment. (a) In the event of any Asset Sale or casualty or condemnation of any Property of the Borrower or any of its Subsidiaries (including the Trinidad Interests or any part thereof) occurring prior to the Termination Date that results in Net Cash Proceeds in excess of $1,000,000 in the aggregate, or any prepayment required pursuant to Section 6.24, (x) the Borrower shall promptly notify the Administrative Agent of such proposed Asset Sale or such casualty or condemnation or receipt of proceeds of such Asset Sale, casualty or condemnation (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and (y) promptly upon receipt by the Borrower or such Subsidiary of the Net Cash Proceeds of such Asset Sale, casualty or condemnation, the Borrower shall deliver all of such Net Cash Proceeds in excess of $1,000,000 in the aggregate to the Administrative Agent for application to the then outstanding Loans and prepayment premium as set forth in Section 2.9(b) below. Nothing herein contained shall impair or otherwise affect the prohibitions against the disposition of Property or Asset Sales contained herein and in the Loan Documents. Any proceeds of an Asset Sale, casualty or condemnation in this Section 2.9(a) designated to pay actual taxes payable and costs of such Asset Sale, casualty or condemnation shall be held by the Administrative Agent in escrow until applied to such taxes and costs.

(b) Amounts to be applied in connection with prepayments made pursuant to paragraph (a) of this Section 2.9 shall be applied, pro rata such that if any mandatory prepayment notice is given or payment received: (i) at any time prior to the second anniversary of the Extension Date, an amount equal to 104.4% of the principal amount together with accrued and unpaid interest of the respective Term Loans shall be payable on the date specified therein or upon which payment is received; (ii) at any time after the second anniversary of the Extension Date but prior to the third anniversary of the Extension Date, 103.2% of the principal amount together with accrued and unpaid interest of the respective Term Loans shall be payable on the date specified therein or upon which payment is received; and (iii) at any time after the third anniversary of the Extension Date and prior to the Termination Date, 102.4% of the principal amount together with accrued and unpaid interest of the respective Term Loans shall be payable on the date specified therein or upon which payment is received, provided that, with respect to the first $25,000,000 of the Loans (in the aggregate and less any amounts prepaid at 101% of the principal amount pursuant to the first proviso to Section 2.8) required at any time prior to the first anniversary of the Extension Date to be repaid pursuant to paragraph (a) of this Section 2.9, when a mandatory prepayment notice is given or payment received in respect thereof, an amount equal to 101% of the principal amount together with accrued and unpaid interest of the respective Term Loans shall be payable on the date specified therein or upon which payment is received.

2.10. Pro Rata Treatment, Etc. (a) Each borrowing by the Borrower from the Lenders hereunder, all payments and prepayments of principal and interest in respect of the Loans (except as provided in Section 2.14) and all payments of Fees (unless otherwise specified) shall be made pro rata among the Lenders in accordance with their respective Term Loan Percentages.

(b) All payments (including prepayments) by the Borrower hereunder and under the Notes (whether on account of principal, interest, fees or otherwise) shall be made without set off or counterclaim in Dollars in immediately available funds at the Funding Office by 2:00 P.M., New York City time, on the date on which such payment shall be due, provided that if any payment hereunder would become due and payable on a day other than a Business Day such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.11. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than six Eurodollar Tranches shall be outstanding at any one time.

2.12. Indemnity. The Borrower agrees to indemnify each Lender and the Administrative Agent for, and to hold each Lender and the Administrative Agent harmless from, any actual loss or expense that such Lender or Administrative Agent may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender or Administrative Agent shall, to the extent permitted by applicable law, constitute prima facie evidence of the amounts claimed due. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.13. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Excluded Taxes covered by Section 2.14 and changes in the rate of tax on the overall net income of such Lender); or

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Excluded Taxes. “Excluded Taxes” are any Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph, or (iii) net income taxes, gross receipt taxes (imposed in lieu of net income taxes) and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower (or other evidence acceptable to the Administration Agent in its sole discretion) showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form to be supplied by the Administrative Agent and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) If the Administrative Agent or any Lender determines, in its good faith discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or 2.14(a).

2.16. Fees. (a) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay on the Extension Date the fees set forth in the Amendment Letter.

2.17. Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent (for the respective accounts of the Administrative Agent, the Joint

Lead Arrangers and the Lenders), as provided herein. Once paid, none of the Fees shall be refundable under any circumstances.

2.18. Priority and Liens. (a) The Borrower and each MCC Guarantor hereby covenant, represent and warrant that the Obligations of the Borrower and each MCC Guarantor hereunder and under the other Loan Documents were and as of the Extension Date continue to be, secured by a perfected first priority lien on all property of the Debtors, subject to Permitted Liens.

(b) As to all Collateral, including without limitation, all cash, Cash Equivalents and real property the title to which is held by any of the Borrower or any MCC Guarantor, or the possession of which is held by the Borrower or any MCC Guarantor in the form of a leasehold interest, such Loan Party hereby as of the date of entry of the Interim Order assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Administrative Agent all of the right, title and interest of the Borrower and such MCC Guarantor in all of such Collateral, including without limitation, all cash, Cash Equivalents – MCC and owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of the Borrower and such MCC Guarantor in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof to the extent constituting Collateral. The Borrower and each MCC Guarantor acknowledge that, pursuant to the Orders, the Liens granted in favor of the Administrative Agent (on behalf of the Lenders) in all of the Collateral were perfected without the recordation of any Uniform Commercial Code financing statements, notices of Lien or other instruments of mortgage or assignment. The Borrower and each MCC Guarantor further agree that (a) the Administrative Agent shall have the rights and remedies set forth in Section 10 in respect of the Collateral and (b) on the Extension Date the Borrower and each of the MCC Guarantors shall enter into separate security agreements, pledge agreements and fee and leasehold (if any) mortgages with respect to such Collateral on terms reasonably satisfactory to the Administrative Agent.

2.19. No Discharge; Survival of Claims. The Borrower and each MCC Guarantor agrees that its Obligations arising hereunder were not discharged by the entry of the Confirmation Order (and each of the Borrower and each MCC Guarantor, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and the Liens granted to the Administrative Agent pursuant to the Orders and described in Section 2.18 shall not be affected in any manner by the entry of a Confirmation Order.

SECTION 3

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into this Agreement, the Borrower and each Guarantor jointly and severally represent and warrant to the Lenders and the Administrative Agent that, on and as of the Extension Date, after giving effect to the making, or the continuation, of the Loans and other financial accommodations on the Extension Date and the date of each drawing or extension of credit under the Terra Credit Facility:

3.1. Corporate Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect; (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted; (d) is in compliance with its Constituent Documents; (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not in the aggregate have a Material Adverse Effect; and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings which can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not in the aggregate have a Material Adverse Effect.

3.2. Corporate Power; Authorization; Enforceable Obligations.

(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i) are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii) have been duly authorized by all necessary corporate action, including the consent of shareholders where required and in the case of the Borrower and the MCC Guarantors, the Confirmation Order;

(iii) do not and will not (A) contravene any Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other applicable Requirement of Law applicable to any Loan Party (including Regulations U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to any Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party or any of its Subsidiaries, or (D) result in the creation or imposition of any Lien upon any of the property of any Loan Party or any of its Subsidiaries, other than those in favor of the Administrative Agent and the Lenders pursuant to the Security Documents and Liens securing the Terra Credit Facility, the Senior Second Lien Note Documents and the Senior Secured Note Documents; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 3.2 and which have been obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 4.1, and each of which on the Extension Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Security Documents.

(b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms.

3.3. Ownership of Subsidiaries. (a) Set forth on Part I of Schedule 3.3 hereto is a complete and accurate list showing, as of the Extension Date, all Material Subsidiaries of Terra and, as to each such Subsidiary, the jurisdiction of its incorporation, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Extension Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by Terra. No Stock of any

Subsidiary of Terra is subject to any outstanding option, warrant, right of conversion or purchase or any similar right (except in respect of the Common Units). All of the outstanding Stock of each Subsidiary of Terra owned (directly or indirectly) by Terra has been validly issued, is fully paid and non-assessable and is owned by Terra or a Subsidiary of Terra, free and clear of all Liens (other than the Lien created pursuant to the Security Documents and any Permitted Lien). Except as set forth in Schedule 3.3, neither Terra nor any such Subsidiary is a party to, or has knowledge of, any agreement binding on it which restricts the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents. Terra does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 6.3.

(b) Part II of Schedule 3.3 sets forth, as of the date hereof, the name, location, chief executive office or sole place of business, location of Inventory and Equipment (as each such term is defined in the New York UCC) of the Borrower and each MCC Guarantor.

3.4. Financial Statements.

(a) The Borrower has furnished the Administrative Agent and the Lenders with copies of (i) the annual audit report as of June 30, 2004 and the accompanying financial statements of the Borrower and its Subsidiaries and (ii) unaudited financial statements of the Borrower and its Subsidiaries as of, and for the interim period ending September 30, 2004. All such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations for the fiscal periods ended on such dates all in accordance with GAAP (except for the omission of footnotes and subject to normal year-end audit adjustments with respect to such unaudited statements, applied on a consistent basis, except as otherwise noted therein. The Borrower and its Subsidiaries have no material contingent liabilities other than as indicated on said financial statements;

(b) Terra has furnished the Administrative Agent and the Lenders with copies of (i) the annual audit report as of December 31, 2003 and the accompanying financial statements of Terra and its Subsidiaries (at such time) and (ii) unaudited financial statements of Terra and its Subsidiaries (at such time) as of, and for the interim period ending September 30, 2004. All such financial statements fairly present in all material respects the financial condition of Terra and its Subsidiaries as at such dates and the results of their operations for the fiscal periods ended on such dates all in accordance with GAAP (except for the omission of footnotes and subject to normal year-end audit adjustments with respect to such unaudited statements, applied on a consistent basis, except as otherwise noted therein. Terra and its Subsidiaries have no material contingent liabilities other than as indicated on said financial statements;

(c) Neither Terra nor any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment which is not either (i) reflected in the Financial Statements referred to in clause (a) above or in the notes thereto or (ii) permitted by this Agreement.

3.5. Material Adverse Change. Since the date of the Amendment Letter, there has been no Material Adverse Change and there have been no events or developments that in the aggregate have had a Material Adverse Effect.

3.6. Solvency. Both before and after giving effect to (a) the Loans to be continued on the Extension Date, (b) the consummation of the other financing transactions contemplated hereby and (c) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is Solvent.

3.7. Litigation. There are no pending or, to the knowledge of Borrower or any Guarantor, threatened actions, investigations or proceedings affecting Terra or any of its Material Subsidiaries before any court, Governmental Authority or arbitrator which would reasonably be expected to be adversely determined and which, if adversely determined, would have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any of the Loan Documents is not restrained or enjoined (either temporarily, preliminarily or permanently). Schedule 3.7 lists all litigation pending against any Loan Party at the date hereof which, if adversely determined, would have a Material Adverse Effect.

3.8. Taxes.

(a) All federal, state, provincial, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by each Loan Party and each of its Subsidiaries and its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of each Loan Party and each of its Subsidiaries or such Tax Affiliate in conformity with GAAP. Except as set forth on Schedule 3.8 (or as otherwise notified from time to time after the Extension Date in writing to the Administrative Agent) no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Loan Party and each of its Tax Affiliates from their respective employees for all periods in compliance (in all material respects) with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(b) No Loan Party, any of its Subsidiaries or any of its Tax Affiliates has (i) except as set forth on Schedule 3.8 (or as otherwise notified from time to time after the Extension Date in writing to the Administrative Agent) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges; (ii) any obligation under any tax sharing agreement or arrangement other than that to which the Administrative Agent has a copy prior to the date hereof; or (iii) been a member of an affiliated, combined or unitary group other than the group of which a Loan Party is the common parent.

3.9. Full Disclosure. The written information prepared or furnished by the Loan Parties or on their behalf (by their officers or advisors (including legal, environmental and financial advisors and consultants)) in connection with this Agreement or the consummation of the financing when taken as a whole does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading.

3.10. Margin Regulations. Neither Terra, the Borrower nor their respective Material Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in contravention of Regulation U or X of the Federal Reserve Board.

3.11. No Burdensome Restrictions; No Defaults.

(a) Neither Terra nor any of its Subsidiaries (i) is a party to any Contractual Obligation the compliance with which would have a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, will result in the creation of a Lien (other than a Lien permitted under Section 6.2) on the property or assets of any thereof or (ii) is subject to any charter or corporate restriction which would have a Material Adverse Effect.

(b) Neither Terra nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of Borrower and each Guarantor, no other party is in default under or with respect to any Contractual Obligation owed to Terra or its Subsidiaries, other than, in either case, those defaults which in the aggregate would not have a Material Adverse Effect.

(c) No Default or Event of Default has occurred and is continuing.

(d) To the best knowledge of Borrower and each Guarantor, there is no Requirement of Law applicable to any Loan Party the compliance with which by such Loan Party would have a Material Adverse Effect.

3.12. Investment Company Act; Public Utility Holding Company Act. No Loan Party nor any of its Subsidiaries is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company,” or an “affiliate” or a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the Public Utility Holding Act of 1935, as amended.

3.13. Insurance. All policies of insurance of any kind or nature of Terra or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. None of Terra or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

3.14. Labor Matters.

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving Terra or any of its Subsidiaries, other than those which in the aggregate would not have a Material Adverse Effect.

(b) There are no unfair labor practices, grievances or complaints pending, or, to the knowledge of the Borrower or any Guarantor, threatened against or involving Terra or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving Terra or any of its Subsidiaries, other than those which, in the aggregate, if resolved adversely to Terra or such Subsidiary, would not have a Material Adverse Effect.

(c) Except as set forth on Schedule 3.14, as of the Extension Date, there is no collective bargaining agreement covering any of the employees of Terra or its Subsidiaries.

(d) Schedule 3.14 sets forth as of the date hereof, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of Terra and any of its Subsidiaries.

3.15. ERISA.

(a) Schedule 3.15 separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all Foreign Plans.

(b) Each employee benefit plan of Terra or any of its Subsidiaries which is intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where all such failures would not have a Material Adverse Effect.

(c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that in the aggregate would not have a Material Adverse Effect.

(d) There has been no, nor is there reasonably expected to occur, any ERISA Event which would have a Material Adverse Effect.

(e) Except to the extent set forth on Schedule 3.15, none of Terra, any of its Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

(f) The accrued and vested liability under each Foreign Plan and under all Foreign Plans in the aggregate does not exceed the amount of such liability reflected in the Financial Statements by an amount which could reasonably be expected to have a Material Adverse Effect, after taking into account the availability of any assets of such Foreign Plan or otherwise specifically allocable to such liability.

3.16. Environmental Matters.

(a) Except as set forth on Schedule 3.16, the operations of each Group Member have been and are in compliance with all Environmental Laws, including obtaining and complying in all material respects with all Permits required by Environmental Laws (“Environmental Permits”), other than non-compliances that in the aggregate would not have a reasonable likelihood of any Group Member incurring Environmental Liabilities and Costs in excess of $5,000,000.

(b) Except as set forth on Schedule 3.16, each Group Member has obtained and currently possess all Environmental Permits necessary for its operations, all such Permits are in good standing and each Group Member is in compliance with the terms and conditions of such Permits except for failures that in the aggregate would not have a reasonable likelihood of any Group Member incurring Environmental Liabilities and Costs in excess of $5,000,000.

(c) Except as set forth on Schedule 3.16, no Group Member or any Real Property currently or, to its knowledge, previously owned, operated or leased by or for any Group Member or any of its Subsidiaries is subject to any pending or, to its knowledge threatened, written claim, order, agreement, notice of violation, notice of potential liability or other allegation or is the subject of any pending or, to its knowledge, threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that in the aggregate would not have a reasonable likelihood of any Group Member incurring Environmental Liabilities and Costs in excess of $5,000,000.

(d) Except as set forth on Schedule 3.16, no Group Member is a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

(e) Except as set forth on Schedule 3.16, there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of Real Property owned or operated by any Group Member that could reasonably be expected to give rise to Environmental Liabilities and Costs which are not specifically included in the financial information furnished to the Lenders other than those that in the aggregate would not have a reasonable likelihood of resulting in any Group Member incurring Environmental Liabilities and Costs in excess of $5,000,000.

(f) Except as set forth on Schedule 3.16, as of the date hereof, no Environmental Lien has attached to any property of any Group Member or any of its Subsidiaries and to its knowledge no facts, circumstances or conditions exist that could reasonably be expected to result in any such lien attaching to any such property.

(g) Except as set forth on Schedule 3.16, each Group Member has provided the Administrative Agent with copies of all material environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of any Group Member or its Real Property that are in the possession, custody or control of any Group Member.

3.17. Intellectual Property. Each Group Member owns or license or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights (including all Intellectual Property as defined in the Collateral Agreement) that are necessary and material to the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any material private label brands of each Group Member. To the Group Members’ knowledge, no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by any Group Member infringes upon or conflicts in any material respect with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened.

3.18. Title; Real Property.

(a) Schedule 3.18 sets forth all the Real Property (other than Non-Material Real Property) owned by Borrower and its Material Subsidiaries at the date hereof and each of Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all such Real Property and good title to all personal property purported to be owned by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 6.2. Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect in all material respects Borrower’s and its Material Subsidiaries’ right, title and interest in and to all such property.

(b) Set forth on Schedule 3.18 hereto is a complete and accurate list of all Real Property (other than Non-Material Real Property) owned and leased by Borrower and its Material Subsidiaries showing as of the Extension Date the street address, county or other relevant jurisdiction, state, and record owner. Each Loan Party has good, indefeasible and marketable fee simple (or, where relevant, leasehold)

title to all Real Property purported to be owned by it, which ownership is free and clear of all Liens other than Liens created or permitted by the Loan Documents.

(c) Except as set forth on Schedule 3.18 (or otherwise notified in writing to the Administrative Agent in respect of Real Property acquired after the Closing Date), neither Borrower nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Real Property (other than Non-Material Real Property) owned or leased by Borrower or any of its Subsidiaries except as permitted by the Loan Documents.

(d) All material components of all improvements included within the Real Property owned or leased by Terra or any of its Subsidiaries (collectively, “Improvements”), including the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in working order and repair to the extent necessary for the effective and orderly conduct of the business, operations and activities of Terra and its Subsidiaries in all material respects (but in any event to a standard not lower than that generally maintained by Terra and its Subsidiaries during the two year period preceding the date hereof). All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property owned or leased by Terra or any of its Subsidiaries are installed and operating and are sufficient to enable the Real Property owned or leased by Terra or its Subsidiaries to continue to be used and operated in the manner currently being used and operated, and neither Terra nor any of its Subsidiaries has any knowledge of any factor or condition that could result in the termination or material impairment of the furnishing thereof. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other Improvement not included in the Real Property owned or leased by Terra or any of its Subsidiaries or over which it has a right of way or easement.

(e) No portion of any Real Property owned or leased by Terra or any of its Subsidiaries has suffered any material damage by fire or other casualty loss which has not heretofore been substantially repaired and restored to its original condition except with respect to which repair has been commenced (as set forth on Schedule 3.18 (or otherwise notified in writing to the Administrative Agent after the Extension Date)) and is being diligently progressed. Except as set forth on Schedule 3.18 (or otherwise notified in writing to the Administrative Agent after the Extension Date), no portion of any Real Property owned or leased by Terra or any of its Subsidiaries is located in a special flood hazard area as designated by any federal Governmental Authority.

(f) All Permits required to have been issued or appropriate to enable all Real Property owned or leased by Terra or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those which in the aggregate would not have a Material Adverse Effect.

(g) None of Terra or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property owned or leased by Terra or any of its Subsidiaries or any part thereof, except those which, in the aggregate, would not have a Material Adverse Effect.

3.19. Security Documents. (a) The Administrative Agent, for the benefit of the Lenders, has a legal, valid and enforceable security interest in the Collateral described in the Collateral Agreement and proceeds thereof. In the case of the Pledged Stock described in the Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified on Schedule 3.19 in appropriate form are filed in the offices specified on Schedule 3.19, the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and the MCC Guarantors in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.2 hereof).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.3, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and the MCC Guarantors in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.

3.20. Pari Passu Obligations. This Agreement and the other Loan Documents and the obligations evidenced hereby and thereby are and will at all times be direct and unconditional general obligations of the Borrower, and rank and will at all times rank in right of payment and otherwise at least pari passu with all unsecured Indebtedness of the Borrower, whether now existing or hereafter outstanding, subject to statutory priority and the effect of bankruptcy and insolvency.

SECTION 4

CONDITIONS PRECEDENT

4.1. Conditions to Extension Date. The occurrence of the Extension Date is subject to the satisfaction, on or immediately prior to such date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Guarantor, with a counterpart for each Lender; (ii) the Loan Purchase Agreement, executed and delivered by a duly authorized officer of Terra; (iii) the MCHI Guaranty, executed and delivered by a duly authorized officer of MCHI; and (iv) any other Loan Documents required to be delivered by the Closing Date, in each case executed and delivered by a duly authorized officer of the relevant Loan Party and any other party thereto.

(b) Repayment of Loans. The Administrative Agent shall have received (i) for the benefit of the Lenders, repayment in full in cash of all Revolving Loans outstanding on such date, together with all accrued but unpaid interest fees and other charges thereon, (ii) for the benefit of the Lenders, repayment of all Term Loans outstanding at such date in excess of $125,000,000, together with all accrued but unpaid interest fees and other charges thereon, (iii) for the benefit of the Lenders, repayment in full of all outstanding interest paid in kind in accordance with Section 2.5(f) of this Agreement (as in effect immediately prior to the Extension Date); and (iv) a notice from the Borrower canceling the Revolving Credit Commitments.

(c) Insurance. The Administrative Agent shall have received evidence of insurance required by Section 5.8 hereof.

(d) [Intentionally Deleted].

(e) Terra Transaction Closed. The Terra Transaction shall have been consummated in accordance with the terms of the Terra SPA. No provision of the Terra SPA shall have been waived,

amended, supplemented or otherwise modified in any material respect without approval of the Required Lenders.

(f) Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court on the docket in the Cases and shall be a final, non-appealable order and shall not have been stayed, amended or vacated.

(g) Approved Plan. The Approved Plan shall not have been amended without the prior written consent of the Administrative Agent and the Required Lenders.

(h) Effective Date. The effective date of the Approved Plan shall have occurred and the Approved Plan shall have been “substantially consummated” (as such term is defined in Section 1101 of the Bankruptcy Code) and no condition to effectiveness of the Approved Plan shall have been waived without the prior written consent of the Administrative Agent and the Required Lenders.

(i) Fees. The Lenders shall have received all fees required to be paid, and all expenses required to be paid for which invoices shall have been presented, on or before the Extension Date.

(j) Approvals. All governmental and third party approvals necessary in connection with the Terra Transaction, the financing thereof (including the Loans contemplated hereunder) and the continuing operations of Terra, the Borrower and their respective subsidiaries (including shareholder approvals, if any) shall have been obtained on reasonably satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Terra Transaction or the transactions contemplated hereby. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that has or could reasonably be expected to have a material adverse effect on Terra, the Borrower, the Terra Transaction, the financing thereof, or any of the transactions contemplated hereby.

(k) Financial Statements. The Administrative Agent shall have received (i) audited financial statements of Terra and the Borrower for the three most recent fiscal years, (ii) unaudited interim consolidated financial statements of Terra and the Borrower for each quarterly period ended after the latest fiscal year referred to in clause (i) above and such unaudited consolidated financial statement for the same period of the prior fiscal year and (iii) as soon as available to management, monthly financial data generated by Terra’s and the Borrower’s internal accounting systems for use by senior and financial management (the “Monthly Reports”) for each month ended after the latest fiscal quarter referred to in clause (ii) above. The foregoing financial statements and Monthly Reports shall not reflect any material adverse change in the consolidated financial condition of Terra or the Borrower and their respective Subsidiaries from what was reflected in the financial statements or projections previously furnished to the Administrative Agent and the Lenders.

(l) Pro-Forma. The Administrative Agent shall have received a pro forma consolidated balance sheet of Terra and its Subsidiaries as at the date of the most recent quarterly period for which a consolidated balance sheet was delivered pursuant to the preceding paragraph and a pro forma statement of operations for the most recent fiscal year and such quarterly period, in each case adjusted to give effect to the consummation of the Terra Transaction, and the financings contemplated hereby as if such transactions, with respect to the pro forma balance sheet, had occurred on such date or with respect to the pro forma statements of operations, had occurred on the first day of the most recently completed fiscal year, prepared in accordance with Regulation S-X and consistent in all material respects with the forecasts previously provided to the Administrative Agent and the Lenders.

(m) Compliance. Terra shall have been in compliance with the “Minimum Cash Flow” covenant in the Terra Credit Facility (as in effect on the date of the Amendment Letter) for the latest 12-month period ended on the date of the most recent quarterly financial statements delivered pursuant to clause (k) above.

(n) Leverage. The pro forma (after giving effect to the Terra Transaction) ratio of total debt (net of cash and Cash Equivalents-Terra and Cash Equivalents-MCC) of Terra and its Subsidiaries to EBITDA (as defined in the Terra Credit Facility) of Terra and its Subsidiaries shall not exceed 3.5 to 1.00 (calculated using the most recent pro forma balance sheet delivered pursuant to paragraph (l) above and the pro forma statement of operations for the 12-month period ending on September 30, 2004).

(o) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each relevant jurisdiction with respect to each of the Loan Parties, and such search shall reveal no liens on any of the assets of Terra or Borrower and their respective Subsidiaries except for liens permitted by this Agreement or liens to be discharged on or prior to the Extension Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(p) Collateral. All documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral (including delivery of stock certificates and undated stock powers executed in blank) shall have been executed and (to the extent applicable) be in proper form for filing, and, in connection with the real estate collateral, the Administrative Agent shall have received reasonably satisfactory title insurance policies, surveys and other customary documentation to the extent reasonably requested by it.

(q) Mortgages, etc. The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto and;

(i) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (ii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

(ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy—1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Mortgaged Properties.

(r) Solvency. The Administrative Agent and the Lenders shall have received a Solvency certificate from the chief financial officer of Terra that shall document the Solvency of Terra and its Subsidiaries (including the Borrower and its Subsidiaries) after giving effect to the Terra Transaction and the other transactions contemplated hereby.

(s) Legal Opinions. Administrative Agent shall have received such legal opinions (including opinions (i) from counsel to Borrower and its Subsidiaries (ii) from counsel to Terra and its Subsidiaries (which may include the general counsel), opining, inter-alia, that this Agreement and the other Loan Documents and the entry by Terra into the Terra Transaction do not contravene the terms of any contracts or financings to which Terra or its subsidiaries are a party (iii) if reasonably available, delivered pursuant to the Terra SPA, accompanied by reliance letters in favor of the Lenders and (iv) from such special and local counsel as may reasonably be required by the Administrative Agent and the Lenders), documents and other instruments as are customary for transactions of this type.

(t) Warrants. The (i) warrants which are the subject of the Warrant Letter delivered in connection with the Amendment Letter shall have been duly issued and (ii) a warrant agreement relating to such Warrants and the shares issued pursuant thereto and the registration rights agreement referred to in the Warrant Letter shall each have been duly executed and all conditions precedent thereunder shall have been satisfied or waived.

(u) Representation and Warranties. Each of the representations and warranties set forth in Section 3 hereof shall be and remain true and correct as of said time,

(v) Loan Party Compliance. Each Loan Party shall be in full compliance with all of the terms and conditions hereof, and no Default or Event of Default shall have occurred and be continuing on the effective date or after giving effect to the Extension Date.

(w) Corporate Documents. The Borrower shall have delivered to the Administrative Agent for the benefit of the Lenders: (a) copies, certified as true, correct and complete by the Secretary or Assistant Secretary of the Borrower and each Guarantor, of resolutions regarding the transactions contemplated by this Agreement, duly adopted by the Board of Directors (or equivalent body) of the Borrower and each Guarantor and reasonably satisfactory in form and substance to the Administrative Agent; (b) an incumbency and signature certificate for the Borrower and each Guarantor reasonably satisfactory in form and substance to the Administrative Agent; and (c) copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the other Loan Documents to the extent the Administrative Agent may reasonably request. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Extension Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

SECTION 5

AFFIRMATIVE COVENANTS

The Borrower and each Guarantor hereby agrees that, so long as the Commitments remain in effect, or any Extension of Credit remains outstanding and unpaid or other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document:

5.1. Financial Statements. Each Group Member shall furnish to the Administrative Agent (which shall make available to the Lenders upon request) the following Financial Statements:

(a) Monthly Reports. Within 30 days after the end of each fiscal month (other than March, June and September) in each Fiscal Year, financial information regarding each Group Member (including the Borrower and its consolidated Subsidiaries) consisting of consolidated and consolidating unaudited balance sheets as of the close of such month and the related statements of income and cash flow for such month and that portion of the current Fiscal Year ending as of the close of such month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections, in each case certified by a Responsible Officer of Terra as fairly presenting the consolidated and consolidating financial position of each Group Member as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b) Quarterly Reports. Within 45 days after the end of each Fiscal Quarter (other than a Fiscal Quarter ending December 31) in each Fiscal Year, financial information regarding each Group Member (including the Borrower and its consolidated Subsidiaries) consisting of consolidated and consolidating unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections, in each case certified by a Responsible Officer of Terra as fairly presenting the consolidated and consolidating financial position of each Group Member as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c) Annual Reports. Within 90 days after the end of each Fiscal Year, financial information regarding each Group Member and its Subsidiaries (including the Borrower and its consolidated Subsidiaries) consisting of consolidated and consolidating balance sheets of each Group Member as of the end of such year and related statements of income and cash flows of each Group Member and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such consolidated financial statements, without qualification as to the scope of the audit by Deloitte & Touche LLP or other independent public accountants acceptable to the Administrative Agent, together with the report of such accounting firm stating that (i) such financial statements fairly present the consolidated financial position of Terra and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which such independent certified public accountants shall concur and which shall have been disclosed in the notes to the financial statements), and (ii) the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of each Group Member and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default in respect of the financial covenants contained in Section 6 has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing in respect of such financial covenants, a statement as to the nature thereof.

(d) Compliance Certificate. Together with each delivery of any financial statement pursuant to clauses (b) and (c) of this Section 5.1, a Compliance Certificate in the form of Exhibit D, prepared and signed by a Responsible Officer of the Borrower.

(e) Business Plan. Not later than 60 days after the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections delivered pursuant to clause (i) of the definition of such term in Section 1.1, (i) the annual business plan of Terra for the next succeeding Fiscal Year approved by the Board of Directors of Terra, (ii) forecasts prepared by management of Terra for each fiscal month in the next succeeding Fiscal Year, and (iii) forecasts prepared by management of Terra for each of the succeeding Fiscal Years through Fiscal Year 2008, including, in each instance described in clause (ii) and clause (iii) above, (A) a projected year-end consolidated balance sheet and income statement and statement of cash flows and (B) a statement of all of the material assumptions on which such forecasts are based.

(f) Management Letters, Etc. Within five Business Days after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants;

(g) Loans and Intercompany Loan Balances. Together with each delivery of any financial statement pursuant to clauses (b) or (c) of this Section 5.1, a summary of the outstanding Loans and the outstanding balance of all Intercompany Indebtedness as of the last day of the fiscal quarter covered by such financial statement (or more frequently as may be required by the Administrative Agent), certified by a Responsible Officer.

(h) Additional Information. Promptly, from time to time, such other information regarding the operations, including information regarding specific product categories and lines of business of each Group Member, business affairs and financial condition of the Group Member or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

5.2. Default Notices. As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event which has had a Material Adverse Effect or which has any reasonable likelihood of causing or resulting in a Material Adverse Change, the Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

5.3. Litigation. Promptly after the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting any Group Member or any of its Subsidiaries and known to a Responsible Officer, which in the reasonable judgment of the Borrower, could reasonably be expected to expose the Group Member to liability in an amount aggregating $500,000 or more or which, if adversely determined, would have a Material Adverse Effect.

5.4. Asset Sales. Prior to any Asset Sale permitted under this Agreement and the other Loan Documents anticipated to generate in excess of $5,000,000 (or its Dollar Equivalent) in Net Cash Proceeds, the Borrower shall send the Administrative Agent a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the Borrower or any of its Subsidiaries.

5.5. SEC Filings; Press Releases. Promptly after the sending or filing thereof, a Loan Party shall send the Administrative Agent copies of (a) all reports which the Loan Party or any of their Material Subsidiaries sends to its security holders generally, (b) all reports and registration statements which the Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (c) all press releases and (d) all other statements concerning material changes or developments in the business of such Loan Party made available by any Loan Party to the public.

5.6. Labor Relations. Promptly after a Responsible Officer becomes aware of the same, the Loan Parties shall give the Administrative Agent written notice of (a) any material labor dispute to which the Loan Party or any of its Material Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any of such Person.

5.7. Tax Returns. Upon the request of any Lender, through the Administrative Agent, the Loan Parties will provide copies of all federal, state, material local and foreign tax returns and reports filed by the Loan Parties in respect of taxes measured by income (excluding sales, use and like taxes).

5.8. Insurance. As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Borrower will furnish the Administrative Agent (in sufficient copies for each of the Lenders) with (a) a report in form and substance reasonably satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by Borrower and its Material Subsidiaries and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid.

5.9. ERISA Matters. Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders):

(a) promptly and in any event within 30 days after a Responsible Officer of Terra, any of its Material Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred;

(b) promptly and in any event within 10 days after a Responsible Officer of Terra, any of its Material Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of Terra describing such ERISA Event or waiver request and the action, if any, which Terra, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(c) simultaneously with the date that Terra, any of its Material Subsidiaries or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

5.10. Environmental Matters. The Loan Parties shall provide the Administrative Agent promptly and in any event within 10 days of a Responsible Officer of any Loan Party learning of any of the following, written notice of any of the following:

(a) that any Loan Party is or may be liable to any Person as a result of a Release or threatened Release which could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs of $5,000,000 or more;

(b) the receipt by any Loan Party of notification that any real or personal property of such Loan Party is subject to any Environmental Lien;

(c) the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by such Loan Party that there exists a condition which could reasonably be expected to result in a violation of or liability under any Environmental Law, except for violations and liabilities the consequence of which in the aggregate would have no reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs of $5,000,000 or more;

(d) the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, which in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs of $5,000,000 or more;

(e) any proposed acquisition of stock, assets or real estate, or any proposed leasing of property, or any other action by any Loan Party or any of its Subsidiaries the consequences of which in the aggregate have a reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs of $5,000,000 or more;

(f) any proposed action by any Loan Party or any of its Subsidiaries or any proposed change in Environmental Laws which in the aggregate have a reasonable likelihood of requiring the Loan Parties to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws that in each case in the aggregate would cost $5,000,000 or more or subject the Loan Parties to additional Environmental Liabilities and Costs of $5,000,000 or more; and

(g) upon written request by the Administrative Agent or by any Lender through the Administrative Agent, following (i) the acquisition by a Loan Party or its Subsidiary of a fee interest in any Real Property, (ii) the occurrence of a Default or Event of Default pursuant to Section 7.10 or (iii) the occurrence (or the reasonable belief by the Administrative Agent, following consultation with the Borrowers, of the occurrence) of any of the matters to be notified by the Borrowers under this Section 5.10, a report prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent providing, as appropriate in the circumstances, an assessment of the status of any Environmental Liabilities and Costs and other environmental, health or safety compliance, hazard or liability issue arising in relation thereto, which assessment shall be reasonable in scope in light of the circumstances, perceived risks and the facts known at the time. Without limiting the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within a reasonable time following such request the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrowers.

5.11. Other Information. The Borrower will provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of Terra or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

5.12. Material Documents. The Borrower will provide to the Administrative Agent on or before the date of execution, or amendment, waiver or consent (which amendment, waiver or consent shall comply with Section 6.11) in respect of each Material Document, notification thereof together with a certified copy of such Material Document or amendment, waiver or consent as applicable.

5.13. Foreign Benefit Plans. The Borrower shall provide to the Administrative Agent (with sufficient copies for each Lender) copies of each material report (including applicable schedules) with respect to each Foreign Plan or any trust created thereunder as the Administrative Agent (or any Lender, through the Administrative Agent) may reasonably request.

5.14. Preservation of Corporate Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate or partnership existence, rights (charter and statutory) and franchises, except (i) as permitted by Sections 6.4 and 6.6 and (ii) the abandonment of such rights and franchises which are no longer necessary or desirable to the conduct of the business of Terra or its Subsidiaries and which abandonment would not have a Material Adverse Effect.

5.15. Compliance with Laws, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits (and maintain in full force and effect all contracts constituting such Contractual Obligations and such Permits), except where the failure so to comply would not in the aggregate have a Material Adverse Effect.

5.16. Conduct of Business. Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course and substantially in accordance with past practice and (b) use its reasonable efforts, in the ordinary course and substantially in accordance with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with Terra or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not in the aggregate have a Material Adverse Effect.

5.17. Payment of Taxes, Etc. Each Loan Party shall, and shall cause each of its Material Subsidiaries to, pay and discharge before the same shall become delinquent, all material lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of such Loan Party or the appropriate Subsidiary in conformity with GAAP.

5.18. Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) maintain, and cause to be maintained for each other Loan Party and each of its Material Subsidiaries insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates, and such other insurance as may be reasonably requested by the Required Lenders and the Administrative Agent (as a result of any report delivered pursuant to Section 5.8 or the Lenders or Administrative Agent becoming aware of any fact or circumstances following the Extension Date which would indicate that it would be prudent and consistent with industry practice for such additional insurance to be obtained), and, in any event, all insurance required by any Security Documents and (b) cause all insurance of the Borrower and the MCC Guarantors to name the Administrative Agent on behalf of the Lenders as additional insured or loss payee, as appropriate as set forth in Section 3.1(c), and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days written notice thereof to the Administrative Agent.

5.19. Access. Each Loan Party shall from time to time, permit, and shall cause each of its Subsidiaries to permit, the Administrative Agent and the Lenders, or any agents or representatives thereof, within one Business Day after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of such Loan Party and each of its Subsidiaries, (b) visit the properties of such Loan Party and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of such Loan Party and each of its Subsidiaries with any of their respective officers or directors, and (d) communicate directly with the Loan Party’s independent certified public accountants; provided, however, that the Loan Parties may participate in such communication unless a Default or Event of Default has occurred and is continuing). Each Loan Party shall authorize their independent certified public accountants to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests from any Loan Party or any of its Subsidiaries and which such accountants may have with respect to the business, financial condition, results of operations or other affairs of such Loan Party or any of its Subsidiaries.

5.20. Keeping of Books. Borrower shall, and shall cause each other Loan Party and each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Loan Parties and each Subsidiary.

5.21. Maintenance of Properties, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and preserve, (a) all of its properties which are necessary in the conduct of its business in such working order and condition to the extent necessary for the effective and orderly conduct of the business, operations and activities of the Loan Party and its Subsidiaries in all material respects (but in any event to a standard not lower than that generally maintained by the Loan Parties and their Subsidiaries during the two year period preceding the date hereof), (b) all rights, permits, licenses, approvals and privileges (including all Permits) which are used or necessary in the conduct of its business, and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business; except where the failure to so maintain and preserve in the aggregate would have no Material Adverse Effect.

5.22. Environmental. Each Loan Party shall, and shall cause each of its Subsidiaries to comply in all material respects with Environmental Laws and, without limiting the foregoing, each of Terra and Borrower shall, at their sole cost and expense, upon receipt of a notification or otherwise obtaining knowledge of any Release or other event that has a reasonable likelihood of Terra and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $5,000,000, (i) conduct or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (ii) take such Remedial Action as required by Environmental Laws or as any Governmental Authority lawfully requires or as is appropriate and consistent with good business practice to address the Release or event; provided, however, that Terra and Borrower shall not be deemed to be in violation of this Section 5.22 where a failure to comply with any provision hereof would not reasonably be expected to result in any Loan Party or any of its Subsidiaries incurring Environmental Liabilities and Costs in excess of $5,000,000.

5.23. Additional Collateral.

(a) With respect to any assets acquired after the Extension Date by the Borrower or any of its Subsidiaries (other than any immaterial assets a security interest with respect to which cannot be perfected by filing UCC-1 financing statements), promptly (i) execute and deliver to the Administrative Agent such amendments to this Agreement or the relevant Security Document or such other documents as the Administrative Agent or the Required Lenders deem reasonably necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such assets and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders with respect to any such assets acquired prior to the payment in full of the Obligations a perfected first priority security interest in such assets, subject to Liens permitted by Section 6.2, including without limitation, the filing of UCC financing statements (or other filings or steps to perfect) in such jurisdictions as may be required by the appropriate Security Document or by law or as may be reasonably requested by the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in the preceding clauses (i) and (ii), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(b) With respect to any entity which is or becomes a Subsidiary of the Borrower or any MCC Guarantor after the Extension Date, promptly upon the request of the Administrative Agent (i) execute and deliver to the Administrative Agent such agreements as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Stock and Stock Equivalents (provided, that with respect to foreign Subsidiaries (other than MCHI or any of its Subsidiaries) if the grant of such security interest would cause materially adverse tax consequences such security interest shall only extend to 65% of the issued and outstanding Stock and Stock Equivalents of first tier foreign Subsidiaries) of such Subsidiary which is owned by the Borrower or any of its Subsidiaries, subject to Liens permitted by Section 6.2, (ii) deliver to the Administrative Agent the certificates representing such Stock and Stock Equivalents, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary as the case may be, (iii) cause such new Subsidiary (A) to become party to the Collateral Agreement and if required, to execute an Intellectual Property Security Assignment and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders at any time a guarantee on the terms of Section 9 hereof (including by executing and delivering an assumption agreement in the form of Exhibit I hereto) and a perfected first priority security interest in the collateral described in such Collateral Agreement or other guarantee and collateral arrangements with respect to such Subsidiary, including, without limitation, the filing of UCC financing statements in such jurisdictions as may be requested by the Administrative Agent, subject to Liens permitted by Section 6.2, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in the preceding clauses (i), (ii) and (iii), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $250,000 acquired after the Extension Date by any of the Borrower or any MCC Guarantor promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Domestic Subsidiary of Terra, which is not a Subsidiary of the Borrower, created or acquired after the Extension Date promptly (i) execute and deliver to the Administrative Agent such amendments to this Agreement as the Administrative Agent deems necessary or advisable to cause such new Subsidiary to become a party to this Agreement as a Terra Guarantor (including by executing and delivering an assumption agreement in the form of Exhibit I hereto), (ii) deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) Promptly upon the reasonable request by the Administrative Agent, Borrower shall, and shall ensure that each of its Subsidiaries shall, take such action as the Administrative Agent may request (including the execution, amendment, delivery, filing and registration of any Loan Document or other document, certificate, agreement or instrument) in order to correct any material defect or error which may be discovered which impairs, or may fail to provide, the intended legality, effectiveness, accuracy, perfection or priority of any Loan Document.

(f) If at any time the consent of the joint venture party under the Shareholders Agreement referenced in the MCHI Guaranty is obtained to the pledge of the Stock or Stock Equivalents of MCHI, the Borrower shall within thirty days of such consent take steps outlined in clause (b) above to grant the Administrative Agent and the Lenders a perfected first priority Lien on, and security interest in, such Stock or Capital Equivalents.

5.24. Cash Collateral Accounts and Cash Management System. Each Loan Party shall maintain and operate its cash management systems in accordance with the terms of the Terra Credit Facility.

5.25. Real Estate. Each Loan Party shall, and shall cause each of its Subsidiaries to, use all commercially reasonable efforts to, (i) comply in all material respects with all of their respective obligations under all of their respective Leases now or hereafter held respectively by them with respect to Real Property (other than Non-Material Real Property), including the Leases set forth in Schedule 3.18;

(ii) not modify, amend, cancel, extend or otherwise change in any materially adverse manner any of the terms, covenants or conditions of any such Leases; (iii) not assign or sublet any other Lease if such assignment or sublet would have a Material Adverse Effect; (iv) provide the Administrative Agent with a copy of each notice of default under any Lease received by such Loan Party or any of its Subsidiaries immediately upon receipt thereof and deliver to the Administrative Agent a copy of each notice of default sent by such Loan Party or any of its Subsidiaries under any Lease simultaneously with its delivery of such notice under such Lease; and (v) notify the Administrative Agent at least 14 days prior to the date the Borrower or any Subsidiary takes possession of, or becomes liable under, any new leased premises or Lease, whichever is earlier.

5.26. Hedging Contracts. Terra and its Subsidiaries shall at all times maintain on terms and with counterparties reasonably satisfactory to the Administrative Agent natural gas Hedging Contracts in accordance with the hedging policy regarding natural gas which has been and will continue to be adopted by the Board of Directors of Terra and as in effect from time to time, to provide protection to Terra and its Subsidiaries against fluctuations in natural gas prices.

5.27. Mortgages. The Borrower and each of the MCC Guarantors shall, within 50 Business Days of the Extension Date, deliver a Mortgage with respect to each Mortgaged Property together, in each case, with everything required to be delivered with respect to such Mortgage or Mortgaged Property under Section 4.1(q) and not delivered by the Extension Date, together with for each Mortgaged Property a legal opinion with respect to such Mortgage in form and substance reasonably satisfactory to the Administrative Agent.

5.28. Closing Deliverables. The Borrower shall within 5 Business Days of the Extension Date, (i) deliver the evidence of insurance required by Section 4.1(c), and (ii) deliver a legal opinion from British Virgin Islands counsel to MCHI, substantially in the form of the draft legal opinion delivered to counsel to the Administrative Agent prior to the Extension Date, a legal opinion as to the entry into and issuance of the MCHI Guaranty.

SECTION 6

NEGATIVE COVENANTS

The Borrower and each Guarantor hereby agrees that, so long as the Commitments remain in effect, or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document:

6.1. Limitation on Debt Obligations. The Borrower and each Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Debt except:

(a) Debt of Terra and its Subsidiaries (other than in respect of the Terra Credit Facility, MCHI) arising under or pursuant to this Agreement, the other Loan Documents or the Terra Credit Facility;

(b) Debt existing on the date of this Agreement and disclosed on Schedule 6.1;

(c) Capital Lease Obligations and purchase money Debt incurred by Terra or its Subsidiaries (other than MCHI) to finance the acquisition of Real Property or Equipment in an aggregate outstanding principal amount not to exceed $10,000,000 at any time; provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 6.21;

(d) Renewals, extensions, refinancings and refundings of Debt permitted by clause (b) or (c) of this Section 6.1; provided, however, that any such renewal extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to Terra or such Subsidiary, including as to weighted average maturity, than the Debt being renewed, extended, refinanced or refunded;

(e) Intercompany Debt which is a permitted Investment under Section 6.3(e);

(f) Debt arising under any performance or surety bond entered into in the ordinary course of business;

(g) Obligations under Hedging Contracts required by Section 5.26 or as permitted by Section 6.17;

(h) unsecured Debt (other than Debt of MCHI) not otherwise permitted under this Section 6.1 in an aggregate outstanding principal amount not to exceed $5,000,000 at any time;

(i) Debt secured by Liens permitted under Section 6.2(h);

(j) Guarantees by Terra UK of Terra UK Customer Debt; provided that:

(i) the aggregate principal amount of such Debt so guaranteed by Terra UK with respect to any customer at any time shall not exceed 50% of the aggregate principal amount of the Terra UK Customer Debt of such customer outstanding at such time; and

(ii) the aggregate principal amount of Terra UK Customer Debt guaranteed by Terra UK at any time during any Fiscal Year shall not exceed (x) £15,000,000 minus (y) the aggregate amount of payments made by Terra UK under all such guarantees during such Fiscal Year;

(k) any other Intercompany Debt;

(l) Debt in respect of the Senior Secured Notes; provided, however, that the aggregate principal amount of such Debt shall not exceed at any time $275,000,000 and Debt in respect of the Senior Second Lien Notes; provided, however, that the aggregate principal amount of such Debt shall not exceed at any time $250,000,000; and

(m) Debt of Terra and the Terra Subsidiaries permitted by Section 8.1(n) of the Terra Credit Facility.

6.2. Liens, Etc. The Borrower and each Guarantor will not, and will not permit any of its Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for:

(a) Liens created pursuant to this Agreement, the other Loan Documents or the Terra Credit Facility and in the case of the Terra Credit Facility that the Liens on the Borrower and the MCC Guarantors (other than MCHI) are subject to the Intercreditor Agreements;

(b) Liens existing on the date of this Agreement and disclosed on Schedule 3.6 or expressly permitted by Section 6.3(e) or, in respect of Terra and the Terra Subsidiaries only, constituting cash collateral for a letter of credit issued by Bank of America N.A. (formerly Nationsbank, N.A.), as set forth on Schedule 6.1;

(c) Customary Permitted Liens of the Borrower and each Guarantor (other than MCHI) and Terra and its Subsidiaries;

(d) purchase money Liens granted by Terra or any of its Subsidiaries (other than MCHI) (including the interest of a lessor under a Capital Lease and Liens to which any property is subject at the time of the Borrower’s or such Subsidiary’s acquisition thereof) securing Debt permitted under Section 6.1(c), or in the case of Terra and the Terra Subsidiaries, Section 6.1(m) hereof, and limited in each case to the property purchased with the proceeds of such purchase money Debt or subject to such Capital Lease;

(e) any Lien securing the renewal, extension, refinancing or refunding of any Debt secured by any Lien permitted by clause (d) of this Section 6.2 without any change in the assets subject to such Lien;

(f) Liens in favor of lessors, sublessors or licensors under any lease or license otherwise permitted by this Agreement;

(g) Liens not otherwise permitted by the foregoing clauses of this Section 6.2 securing obligations or other liabilities of any Loan Party (other than MCHI) provided, however, that the aggregate outstanding amount of such obligations and liabilities secured by such Liens shall not exceed $1,000,000 at any time;

(h) Liens which are licenses and sub-licenses granted to Persons that are not Affiliates of the Borrower or any of the Guarantors in the ordinary course of business and not interfering in any material respect with the business and operations of the Borrower or any of the Guarantors;

(i) Liens on property of any of Terra or its Subsidiaries (other than (i) property subject to Liens under the Security Documents and (ii) Liens securing Debt of the Borrower or the Guarantors) in favor of Terra or any of its Subsidiaries to secure Intercompany Debt owing to Terra or any of its Subsidiaries; and

(j) Liens on the Senior Secured Note Collateral and the Shared Collateral as security for Terra’s and its Subsidiaries’ obligations in respect of the Senior Secured Notes and Liens on the Shared Current Asset Collateral as security for Terra’s and its Subsidiaries’ obligations in respect of the Senior Second Lien Notes and the Senior Secured Notes (which Liens are subordinated to the Liens securing the Obligations pursuant to the Senior Second Lien Note Intercreditor Agreement).

6.3. Investments. The Borrower and each of the Guarantors will not, and will not permit any of its Subsidiaries to, directly or indirectly make or maintain any Investment except:

(a) Investments existing on the date of this Agreement and disclosed on Schedule 6.3;

(b) (A) for Terra and the Terra Subsidiaries, Investments in cash and Cash Equivalents – Terra, including those held in bank accounts and which (i) in respect of Terra and Terra Capital Holdings shall not together exceed in aggregate $1,000,000 at any time (provided, however, for so long as no Event of Default has occurred and is continuing, such amount shall be increased (but for a period of not more than three consecutive Business Days)) to the extent necessary to permit those Restricted Payments to be made that are due and payable and are permitted to be made under Section 6.5(b)) and (ii) which (at any time while Intercompany Debt is outstanding which is owing to Terra or any of its Domestic Subsidiaries by any Subsidiary of Terra that is not a Domestic Subsidiary) shall not be held outside of the United States in an aggregate amount which is in excess of $50,000,000 for more than 5 consecutive Business Days and (B) for the Borrower and the MCC Guarantors, Investments in cash and Cash Equivalents – MCC;

(c) Investments in Accounts, contract rights and Chattel Paper, notes receivable and similar items arising or acquired in the ordinary course of business substantially in accordance with the past practice of Terra and its Subsidiaries;

(d) Investments received in settlement of amounts due to Terra or any of its Subsidiaries effected in the ordinary course of business;

(e) Investments in Intercompany Debt (i) owing by or to Borrower or any MCC Guarantor to or from Borrower or any of its Subsidiaries, (ii) owing by or to Terra Capital to or from TNLP (provided that, (A) if such Intercompany Debt (other than the TNLP Debt up to the principal amount thereof outstanding on the Extension Date and any such Intercompany Debt constituting Senior Secured Note Collateral) is owing by TNLP to Terra Capital, such Debt is evidenced by an intercompany promissory note payable to the order of Terra Capital on terms satisfactory to the Terra Facility Administrative Agent, which note shall constitute Shared Collateral and (B) no such Intercompany Debt shall be permitted for the purpose of TNLP or TNCLP making Restricted Payments), (iii) owing by Terra Capital to Terra UK, or by Terra UK to Terra Capital which is incurred in the ordinary course of business (provided that, if such Intercompany Debt (other than the Terra UK Debt up to the principal amount thereof outstanding on the Extension Date and any such Intercompany Debt constituting Senior Secured Note Collateral) is owing by Terra UK to Terra Capital, such Debt is evidenced by an intercompany promissory note payable to the order of Terra Capital on terms satisfactory to the Terra Facility Administrative Agent, which note shall constitute Shared Collateral), (iv) owing by Terra Capital to Terra Canada, or by Terra Canada to Terra Capital which is incurred in the ordinary course of business (provided that, if such Intercompany Debt (other than the Terra Canada Debt up to the principal amount thereof outstanding on the Extension Date) is owing by Terra Canada to Terra Capital, such Debt is evidenced by an intercompany promissory note payable to the order of Terra Capital on terms satisfactory to the Terra Facility Administrative Agent, which note shall constitute Shared Collateral), (v) owing by or to Terra UK to or from Terra Canada or (vi) owing by Terra or any of the Terra Subsidiaries to or from Terra or any of the Terra Subsidiaries;

(f) loans or advances to employees of Terra or any of its Subsidiaries in the ordinary course of business (other than for the purposes of acquiring Stock), which loans and advances shall not exceed the aggregate outstanding principal amount of $500,000 at any time;

(g) Investments (other than Intercompany Debt and Debt which is referred to in clause (f) above) not otherwise permitted hereby in an aggregate outstanding amount not to exceed $1,000,000 at any time;

(h) Investments by Terra Capital in Common Units purchased, in each case, after the Extension Date; provided, however, Terra Capital may make open market purchases or calls of the Common Units not owned directly or indirectly by it (each a “Common Unit Purchase”) if, after giving effect to each Common Unit Purchase, the following conditions are satisfied:

(i) the aggregate amount of such purchases (A) made during any Repurchase Period does not exceed the Maximum Repurchase Amount applicable to such period or (B) made during any calendar year does not exceed $100,000,000;

(ii) the aggregate available credit under the Terra Credit Facility of the Borrowers (as defined in the Terra Credit Facility) on the date of each Common Unit Purchase, after giving effect to the Common Unit Purchase (or any purchase of (x) Senior Second Lien Notes or (y) Senior Secured Notes) to be made on such date, shall be at least $125,000,000 with respect to any such purchase;

(iii) Terra has, as of the last day of the most recent Fiscal Quarter or Fiscal Year for which Financial Statements have been delivered to the Administrative Agent pursuant to Section 5.1(b) or (c), Cash Flow for the four Fiscal Quarters ending on such day of at least $100,000,000;

(iv) no Default or Event of Default shall have occurred and be continuing, both before and after giving effect to the making of any Common Unit Purchase;

(v) both before and after the making of any Common Unit Purchase, the representations and warranties set forth in Section 3 of this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Common Unit Purchase with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; and

(vi) Terra Capital shall have delivered to the Administrative Agent a certificate executed by an officer of Terra Capital certifying that the foregoing conditions have been met with respect to such Common Unit Purchase within three Business Days following the making of such purchase.

(i) Investments by Terra or the Terra Subsidiaries which are permitted Debt under Sections 6.1(b), (c), (f), (g), (h), (i) or (j);

(j) Investments to match employee-directed funds under the Deferred Supplemental Savings Plan;

(k) Equity Investments by (i) the Borrower or any MCC Guarantor or any of its wholly-owned Domestic Subsidiaries in any of its respective (directly) wholly-owned Domestic Subsidiaries which is a MCC Guarantor, (ii) by Terra or any of its wholly-owned Domestic Subsidiaries (other than the Borrower and its Subsidiaries) in TNCLP and its Subsidiaries; provided, however, that such Investments made after the Extension Date shall not exceed an aggregate principal amount of $50,000,000 at any one time, (iii) by Terra Canada or any of its wholly-owned Subsidiaries (which is incorporated in Canada) in any of its respective (directly) wholly-owned Subsidiaries (which is incorporated in Canada) which is a Guarantor in respect of the obligations of Terra Canada, (iv) by Terra UK or any of its wholly-owned Subsidiaries (which is incorporated in England and Wales) in any of its respective (directly) wholly-owned Subsidiaries (which is incorporated in England and Wales) which is a Guarantor in respect of the obligations of Terra UK or (v) by Terra and the Terra Subsidiaries in Terra or the Terra Subsidiaries;

(l) Investments by Terra or the Terra Subsidiaries in any joint venture with any Person which (i) are cash Investments (to the extent permitted under Section 6.21) and (ii) are not cash Investments (to the extent permitted under Section 6.4(f));

(m) Investments by Terra or its Subsidiaries in the Borrower or any MCC Guarantor; provided that such Investment is subordinated to the Obligations on terms satisfactory to the Administrative Agent and the Required Lenders;

(n) Investments by Terra and its Subsidiaries in Terra or any of its Subsidiaries;

(o) Investments made by Terra and the Terra Subsidiaries permitted under Section 8.3(o) of the Terra Credit Facility.

6.4. Sale of Assets. The Borrower and each of the Guarantors will not, and will not permit any of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of its assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of its assets or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Stock or Stock Equivalent (any such disposition being an “Asset Sale”), except:

(a) the sale or disposition in the ordinary course of business of Inventory, Cash Equivalents and precious metals recovered from spent catalysts;

(b) the sale or disposition of Equipment which has become obsolete or is replaced in the ordinary course of business; provided, however, that the aggregate Fair Market Value of all such Equipment disposed of in any Fiscal Year shall not exceed $10,000,000 in the aggregate and in the case of the Borrower and the MCC Guarantors (other than MCHI) shall not exceed $5,000,000 in the aggregate amount in any Fiscal Year;

(c) the lease or sublease of Real Property or personal property which does not constitute a sale and leaseback;

(d) assignments and licenses of intellectual property of Terra and its Subsidiaries in the ordinary course of business;

(e) any sale or disposition of Inventory or Equipment (i) among Terra and the Terra Subsidiaries, (ii) among Terra UK and any wholly-owned Subsidiary of Terra UK (which is incorporated in England and Wales) which is a Guarantor in respect of the Obligations (as defined in the Terra Credit Facility) of Terra UK, (iii) among Terra Canada and any wholly-owned Subsidiary of Terra Canada (which is incorporated in Canada) which is a Guarantor in respect of the Obligations (as defined in the Terra Credit Facility) of Terra Canada, (iv) by Terra or one of its wholly-owned Domestic Terra Subsidiaries to TNCLP or one of its wholly-owned Domestic Subsidiaries so long as (in the case of this clause (iv)) the consideration is paid in cash to such transferor for all such assets in an amount not less than the Fair Market Value thereof, (v) by Terra or the Terra Subsidiaries to its Affiliates so long as (in the case of this clause (v)) the consideration is paid in cash to such transferor for all such assets in an amount not less than the Fair Market Value thereof or (vi) among the Borrower and the MCC Guarantors;

(f) any other Asset Sales by Terra or the Terra Subsidiaries (including any disposition of assets to a joint venture by Terra or the Terra Subsidiaries) the aggregate Fair Market Value of which shall not at any time exceed $5,000,000;

(g) any other Asset Sales by the Borrower or any MCC Guarantor, the Fair Market Value of which shall not, at any time prior to the Termination Date, exceed, in aggregate, $5,000,000;

(h) additional Asset Sales by Terra and its Subsidiaries (other than in respect of (i) property subject to Liens under the Security Documents and (ii) property subject to Liens securing Debt of Terra and its Subsidiaries) to Terra or any of its Subsidiaries; and

(i) the sale, or disposition, on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent and the Required Lenders of one or more terminals by the Borrower or an MCC Guarantor, provided that the Net Cash Proceeds of such sale are applied pursuant to Section 2.09 hereof on receipt.

6.5. Restricted Payments. The Borrower and each of the Guarantors will not and it will not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except:

(a) Restricted Payments by any Subsidiary of the Borrower to the Borrower or any Subsidiary of the Borrower;

(b) cash dividends on the Stock of Terra Capital to Terra Capital Holdings and on the Stock of Terra Capital Holdings to Terra, paid and declared in any Fiscal Year solely for the purpose of funding the following:

(i) ordinary operating expenses and scheduled debt service of Terra (including in respect of the Indentures) and scheduled cash dividends with respect to any preferred Stock of Terra, in aggregate not in excess of $25,000,000 in any Fiscal Year and payments by Terra of the foregoing;

(ii) payments by Terra in respect of foreign, federal, state or local taxes owing by Terra in respect of Terra Capital and its Subsidiaries, but not greater than the amount that would be payable by Terra Capital, on a consolidated basis, if Terra Capital were the taxpayer; and

(iii) payments (net of cash in-flows) by Terra to finance discontinued operations not exceeding $5,000,000 in any Fiscal year;

provided, however, that the Restricted Payments described in clause (b) above shall not be permitted if either (A) an Event of Default or Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom or (B) such Restricted Payment is prohibited under the terms of any Debt (other than the Obligations) of the Loan Parties or any of their respective Subsidiaries;

(c) Restricted Payments permitted under Section 6.3(h); and

(d) any other Restricted Payment to Terra or any of its Subsidiaries by any Subsidiaries of Terra;

(e) any Restricted Payment from any Terra Subsidiary to Terra or any other Terra Subsidiary; and

(f) any Restricted Payment from the Borrower or any Subsidiary of the Borrower, provided that immediately prior to and immediately after making such Restricted Payment, the Borrower and its Subsidiaries shall be in compliance with Section 6.23 and the Administrative Agent shall have received a certificate certifying as such from the chief financial officer of Terra.

6.6. Restriction on Fundamental Changes. The Borrower and each Guarantor will not, and will not permit any of its Material Subsidiaries to, (a) merge with any Person, (b) consolidate with any Person, (c) except as permitted by Section 6.3(o), acquire all or substantially all of the Stock or Stock Equivalents of any Person, (d) except as permitted by Section 6.3(o), acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (e) except as permitted by Section 6.3(l), enter into any joint venture or partnership with any Person or (f) acquire or (unless, after giving effect thereto, the Loan Parties are in compliance with Sections 5.23 and 6.3(k)) create any Subsidiary (other than, with respect to Terra and the Terra Subsidiaries, pursuant to a Permitted Acquisition); provided, however, that any Terra Subsidiary may merge or be consolidated with Terra or any other Terra Subsidiary and any MCC Guarantor may merge or be consolidated with the Borrower or any other MCC Guarantor but only if (i) no Material Adverse Change, Default or Event of Default would result from such merger or consolidation and (ii) all such parties to such merger or consolidation are incorporated solely in either the United States (or any state or subdivision thereof), Canada or England and Wales (as the case may be).

6.7. Change in Nature of Business. (a) The Borrower and each Guarantor will not, and will not permit any of its Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the date hereof; (b) each of Terra and Terra Capital Holdings will at no time own any property other than Investments in its Subsidiaries which are its Subsidiaries at the date hereof, cash and Cash Equivalents (to the extent permitted under Section 6.3), other property incidental to its business as a holding company or necessary to the performance of its obligations under the Management Agreements and (c) each of MCHI will at no time own any property other than Investments in its Subsidiaries which are Subsidiaries as the date hereof, and other property incidental to its business as a holding company.

6.8. Transactions with Affiliates. The Borrower and each Guarantor will not, and will not permit any of its Subsidiaries to, except as otherwise expressly permitted herein, do any of the following: (a) make any Investment in any of its Affiliates which is not its Subsidiary; (b) transfer, sell, lease, assign or otherwise dispose of any asset to any of its Affiliates which is its Subsidiary; (c) merge into or consolidate with or purchase or acquire assets from any of its Affiliates (x) in the case of Terra and the Terra Subsidiaries, which is not its Subsidiary, and (y) in the case of the Borrower and the MCC Guarantors, which is not its Subsidiary and an MCC Guarantor; (d) repay any Debt to any of its Affiliates which is not its Subsidiary; or (e) enter into any other transaction directly or indirectly with or for the benefit of any of its Affiliates which is not its Subsidiary (including guarantees and assumptions of obligations of any such Affiliate), except for (i) transactions in the ordinary course of business on a basis no less favorable to it as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate, (ii) salaries and other employee compensation or fees to officers or directors of the Borrower, each Guarantor or any of its Subsidiaries commensurate with current compensation levels and (iii) enter into the Management Agreement-MCC and perform thereunder.

6.9. Restrictions on Subsidiary Distributions; No New Negative Pledge. Other than pursuant to the Loan Documents and any agreements governing any purchase money Debt or Capital Lease Obligations permitted by clause (b), (c), or (d) of Section 6.1(in which latter case, any prohibition or limitation shall only be effective against the assets financed thereby) or in connection with an Asset Sale which is permitted under Section 6.4 (in respect only of the assets subject thereto) or pursuant to customary anti-assignment provisions contained in leases or licenses permitted under this Agreement or as otherwise contained, at the date hereof, in the Indentures, the Senior Secured Note Documents, the Senior Second Lien Note Documents and the Terra Credit Facility Terra will not, and will not permit any of its Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Debt owed to, Terra or any other Subsidiary of Terra or (b) enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of the Borrowers or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement which requires other Debt or Contractual Obligation to be equally and ratably secured with the Obligations.

6.10. Modification of Constituent Documents. The Borrower and each Guarantor will not, and will not permit any of its Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments which (i) do not materially and adversely affect the rights and privileges of the Borrower, any Guarantor or any of its Subsidiaries, or the interests of the Administrative Agent and the Lenders under the Loan Documents or in the Collateral or (ii) are compulsory under any applicable Requirement of Law or to comply with the mandatory requirements of any stock exchange on which Terra or any its Subsidiaries is listed.

6.11. Modification of Material Documents. The Borrower and each Guarantor will not, and will not permit any of its Subsidiaries to, (a) alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of any Material Document (except for modifications which do not materially and adversely affect the rights and privileges of the Borrower, any Guarantor or any of its Subsidiaries under such Material Document, or the interests of the Administrative Agent and the Lenders under the Loan Documents or in the Collateral) or (b) permit any material breach or default to exist under any Material Document or take or fail to take any action thereunder, without the prior consent of the Required Lenders, which consent shall not be unreasonably withheld.

6.12. Long-Term Debt. The Borrower and each Guarantor will not, and will not permit any of its Subsidiaries to: (x) purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of (i) the Senior Secured Notes, (ii) the Senior Second Lien Notes, (iii) the Terra UK Debt or the Terra Canada Debt (below an aggregate outstanding principal amount of $35,000,000) or (iv) any other long-term Debt of Terra and its Subsidiaries (other than the Terra Credit Facility), other than (1) the redemption or repayment by Terra (it being understood that such terms include defeasance but do not include open market purchases) of the Senior Second Liens Notes directly with proceeds of the issuance by Terra of its convertible preferred Stock (provided, that such convertible preferred Stock shall not have a scheduled redemption date that is prior to the original maturity date of the Senior Second Lien Notes) and (2) Intercompany Debt with the exception of the aforementioned Terra UK Debt and Terra Canada Debt (provided, however, that no Intercompany Debt of any Loan Party constituting Collateral shall be repaid or prepaid, including the Terra UK Debt and Terra Canada Debt, unless the Intercompany Debt of such Loan Party constituting Shared Collateral has first been paid in full), except in each case for regularly scheduled payments of principal and interest in respect thereof required pursuant to the Indentures or other instruments evidencing such long-term Debt; or (y) amend, in any manner materially adverse to the interests of the Lenders, the documentation creating or evidencing any long-term Debt of Terra and its Subsidiaries, except (with respect to the Indentures) amendments which are permitted by Section 6.11. Notwithstanding the foregoing restrictions, Terra Capital may also make open market purchases of the Senior Second Lien Notes and the Senior Secured Notes (each a “Senior Note Purchase”) if, after giving effect to each Senior Note Purchase, the following conditions are satisfied:

(a) the aggregate amount of such purchases, together with the aggregate amount of Common Unit Purchases, (X) made during any Repurchase Period does not exceed the Maximum

Repurchase Amount applicable to such period or (Y) made during any calendar year does not exceed $100,000,000;

(b) the aggregate Available Credit (as defined in the Terra Credit Facility) of the Borrowers (as defined in the Terra Credit Facility) on the date of each Senior Note Purchase, after giving effect to the Senior Note Purchase (or any purchase of Common Units) to be made on such date, shall be at least $125,000,000 with respect to any such purchase;

(c) Terra has, as of the last day of the most recent Fiscal Quarter or Fiscal Year for which Financial Statements have been delivered to the Administrative Agent (as defined in the Terra Credit Facility) pursuant to Section 6.1(b) or (c), Cash Flow (as defined in the Terra Credit Facility) for the four Fiscal Quarters ending on such day of at least $125,000,000;

(d) no Default or Event of Default shall have occurred and be continuing, both before and after giving effect to the making of any Senior Note Purchase;

(e) both before and after the making of any Senior Note Purchase, the representations and warranties set forth in Section 3 and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Senior Note Purchase with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; and

(f) the Borrower shall have delivered to the Administrative Agent a certificate executed by an officer of the Borrower certifying that the foregoing conditions have been met with respect to such Senior Note Purchase within three Business Days following the making of such purchase.

6.13. Accounting Changes; Fiscal Year. The Borrower and each Guarantor will not, and will not permit any of its Subsidiaries to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) Fiscal Year (for the avoidance of doubt, it is understood that the Borrower and its Subsidiaries may change their fiscal year to correspond to Fiscal Years).

6.14. Margin Regulations. The Borrower will not, and will not permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry Margin Stock.

6.15. Operating Leases; Sale/Leasebacks.

(a) Terra will not, and will not permit any of its Material Subsidiaries to, become or remain liable as lessee or guarantor or other surety with respect to any operating lease, unless (i) the aggregate amount of all rents paid or accrued under all such operating leases shall not exceed $10,000,000 in any Fiscal Year or (ii) in respect of, or in replacement (upon substantially equivalent terms) of, operating leases existing at the date of this Agreement and disclosed in the consolidated financial statements (including the footnotes thereto) of Terra and its Subsidiaries for the Fiscal Year ended December 31, 2003.

(b) Terra will not, and will not permit any of its Material Subsidiaries to, enter into any sale and leaseback transaction.

6.16. Cancellation of Debt Owed. Terra will not, and will not permit any of its Subsidiaries to, cancel any claim or Debt owed to it except (i) in the ordinary course of business consistent with past practice, (ii) Investments permitted by Section 6.3(d), or (iii) in an aggregate amount not exceeding $1,000,000.

6.17. No Speculative Transactions. Terra will not and will not permit any of its Material Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging Contracts except as required by Section 5.26 or for the sole purpose of hedging in the normal course of business and consistent with industry practices.

6.18. Compliance with ERISA and Foreign Plans. Terra will not, and will not permit any of its Material Subsidiaries to, or cause or permit any ERISA Affiliate to, cause or permit to occur (a) an event which could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (b) an ERISA Event that would have a Material Adverse Effect or (c) breach any Requirement of Law or obligations pertaining to any Foreign Plan that would have a Material Adverse Effect.

6.19. Environmental. Terra will not, and will not permit any of its Subsidiaries to, dispose of any Contaminant in violation of any Environmental Law; provided, however, that the Loan Parties shall not be deemed in violation of this Section 6.19 if, as the consequence of all such disposals, such Loan Party could not reasonably be expected to incur Environmental Liabilities and Costs in excess of $5,000,000.

6.20. Payments to Minority Interests. Terra shall not pay or cause to be paid, or permit any of its Subsidiaries to pay or cause to be paid, to any holder of a minority interest any amount (including any TNCLP Minority Interest Payment) with respect to such minority interest in excess of the amount to which such holder is legally entitled, unless Terra or such Subsidiary simultaneously receives payment in an amount equal to or greater than its ratable share of the amount of the related distribution (determined in accordance with the respective interests then held by Terra and such Subsidiary, on the one hand, and such holder, on the other); provided, however, that a purchase of Common Units permitted by Section 6.3(h) will not constitute a breach of this Section 6.20.

6.21. Capital Expenditures. The Borrower and its Subsidiaries (on a consolidated basis) will not expend or become obligated for Capital Expenditures in any fiscal year (commencing with the fiscal year starting January 1, 2005) in an aggregate amount for the Borrower and its Subsidiaries in excess of $10,000,000 for such fiscal year (the “Capex Limit”), provided that up to 50% of the Capex Limit not utilized during any fiscal year may be carried forward to the immediately following fiscal year only and provided further that Capital Expenditures shall be first applied to reduce the Capex Limit for such fiscal year and then to reduce any carry forward.

6.22. Minimum EBITDA. The Borrower will, as of the last day of each period set forth on Schedule 6.22, have EBITDA for such period in an amount not less than the amount shown on Schedule 6.22 for such period.

6.23. Minimum Net Worth. The Borrower and its Subsidiaries shall not permit the consolidated net worth (determined in accordance with GAAP) of the Borrower and its Subsidiaries to (i) as of any date during the first Fiscal Year of the Borrower and its Subsidiaries following the Extension Date, be less than Opening Net Worth, (ii) as of any date thereafter, be less than the sum of (x) Opening Net Worth, plus (y) 75% of the aggregate net profits (determined in accordance with GAAP) of the Borrower and its Subsidiaries for each complete Fiscal Year following the Extension Date, minus (z) 100% of the aggregate net losses (determined in accordance with GAAP) of the Borrower and its Subsidiaries for each complete Fiscal Year following the Extension Date.

6.24. MCHI. Notwithstanding any other provisions of this Agreement, Terra will not, and will not permit any of its Subsidiaries to, permit PLNL or MCHI or any of its Subsidiaries to enter into any recapitalization or financing arrangements or incur any Debt, or permit MCHI or any of its Subsidiaries to make any Restricted Payments without the prior written consent of the Administrative Agent acting on the instructions of the Required Lenders, except:

(a) in the case of PLNL, Debt incurred in the ordinary course of operations;

(b) in the case of PLNL, additional Debt in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;

(c) provided that no Event of Default has occurred and is continuing, Debt incurred by PLNL to be used upon incurrence to fund Capital Expenditures in respect of PLNL’s operations, in an aggregate principal amount as of any date not to exceed the sum of (x) $100,000,000 plus (y) an amount equal to 50% of the aggregate amount of the Term Loans prepaid or repaid as of such date, provided that in calculating such amount, prepayments or repayments of Term Loans made by the Borrower with proceeds of Restricted Payments from MCHI and its Subsidiaries shall be excluded except to the extent that such Restricted Payments were made with the proceeds of dividends and distributions from PLNL of Operating Cash Flow of PLNL after the Extension Date;

(d) MCHI and its Subsidiaries may make Restricted Payments to the Borrower, MCHI and its Subsidiaries with the proceeds of dividends and distributions from PLNL;

(e) PLNL may issue Stock or Stock Equivalents (on arms length terms for Fair Market Value) or incur Debt if an amount equal to 50% of the net cash proceeds of such issuance of Stock or Stock Equivalents or Debt incurrence received by PLNL is paid upon receipt in dividends or distributions to MCHI and applied to repay the Term Loans in accordance with Section 2.9; and

(f) in the case of MCHI and its Subsidiaries, Debt permitted under Section 6.1(k), Investments permitted under Section 6.3(n) and Restricted Payments permitted under Section 6.5(d).

In this Section 6.24, “Operating Cash Flow” means, as of any date, for the period commencing January 1, 2005 and ending on such date, change of cash of PLNL determined from the cash flow statement of PLNL as of such date, plus dividends and distributions, minus dividends and distributions paid pursuant to clause (e) above during such period, all calculated in accordance with GAAP.

In addition to the foregoing, as of the end of each fiscal quarter, an amount equal to the Restricted Payments received by the Borrower from MCHI and its Subsidiaries during such quarter in excess of Operating Cash Flow (less any amounts applied to prepay the Term Loans pursuant to clause (e) above), shall be applied within 30 Business Days from the end of such fiscal quarter, to prepay the Term Loans in accordance with Section 2.9.

6.25. Subordinated MCHI Guaranty. Notwithstanding any other provision of this Agreement, MCHI may issue the Subordinated MCHI Guaranty to the Terra Facility Administrative Agent on behalf of the lenders under the Terra Credit Facility, provided that the Administrative Agent, acting on the advice of counsel shall be satisfied in form and substance that each of the following conditions have been met: (i) the obligations of MCHI under the Subordinated MCHI Guaranty are subordinated in right of payment to the obligations of MCHI under the MCHI Guaranty, (ii) that the Subordinated MCHI Guaranty contains “turnover” provisions for the benefit of the Administrative Agent, (iii) that the Terra Facility Administrative Agent or the lenders under the Terra Credit Facility may not, without the prior written consent of the Administrative Agent, exercise their rights under the Subordinated MCHI Guaranty until such time as this Agreement has been terminated and all amounts payable hereunder or under any Loan Document have been paid and satisfied in full (provided that they may file a proof of claim in any bankruptcy or insolvency proceeding), and (iv) upon issuance of the Subordinated MCHI Guaranty, the Administrative Agent shall have received an opinion from counsel to MCHI, that the subordination provisions of the Subordinated MCHI Guaranty are valid and enforceable in accordance with their terms.

SECTION 7

EVENTS OF DEFAULT

7.1. Events of Default. Each of the following events shall be an Event of Default:

(a) the Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or

(b) the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor;

(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document (including in any certificate or document issued pursuant to any Loan Document) shall prove to have been incorrect in any material respect when made or deemed made;

(d) Terra shall fail to pay or perform its obligations under the Loan Purchase Agreement;

(e) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Sections 5.1(a) through (e) and (g), 5.2, 5.14, 5.19, 5.23, 5.24 or 5.27 or Section 6 (except Section 6.19) (other than as provided in paragraphs (a) through (d) of this Section 7) or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of the date on which (A) a Responsible Officer of the Borrower becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f) (i) Terra or any of its Subsidiaries shall fail to make any payment on any Indebtedness (other than the Obligations) of Terra or any such Subsidiary (or any Guaranty Obligation in respect of Debt of any other Person) having a principal amount of $10,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(g) Terra or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Terra or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts or any similar relief under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, administrative receiver, liquidator, provisional liquidator, administrator, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against Terra or any of its Material Subsidiaries (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceedings shall occur; or Terra or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

(h) one or more judgments or orders (or other similar process) involving, in any single case or in the aggregate, an amount in excess of $10,000,000 (in the case of a money judgment), or which would have a Material Adverse Effect (in the case of a non-money judgment) to the extent not covered by insurance shall be rendered against one or more of Terra and its Subsidiaries and shall remain unpaid and either (i) enforcement proceedings shall have been commenced and be continuing by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect (unless during such period such judgment or order shall have been vacated, satisfied, discharged or bonded pending appeal); or

(i) an ERISA Event shall occur or there shall be asserted against the Borrower or any of its Subsidiaries any claim or liability in respect of any Foreign Plan which is reasonably likely to have a Material Adverse Effect or the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $1,000,000 in the aggregate; or

(j) any material provision (as determined by the Administrative Agent) of any Security Document or any Guaranty after delivery thereof pursuant to this Agreement or any other Loan Document shall for any reason cease to be valid and binding, or enforceable against, on any Loan Party thereto, or any Loan Party shall so state in writing; or

(k) any Security Document shall for any reason cease to create a valid Lien on any of the Collateral purported to be covered thereby or except as permitted by the Loan Documents, such Lien shall cease to be a perfected and first priority Lien or any Loan Party shall so state in writing; or

(l) there shall occur any Change of Control; or

(m) the Subordinated MCHI Guaranty shall cease to be, or any beneficiary shall in writing so assert, subordinated to the MCHI Guaranty in accordance with its terms; or

(n) there shall have been asserted (in any action, suit, proceeding or investigation) against Terra or any of its Subsidiaries any violation or liability under any Environmental Law that, in the judgment of the Required Lenders, is reasonably likely to be determined adversely to Terra or any of its Subsidiaries, and (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (after taking into account any contribution in respect thereof that is reasonably expected to be paid by other creditworthy Persons); or

(o) one or more of Terra and its Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of Terra and its Subsidiaries based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, Terra and its Subsidiaries are likely to incur Environmental Liabilities and Costs in excess of $5,000,000 in the aggregate (unless the foregoing is reasonably being appealed by Terra or its Subsidiaries and has been bonded pending appeal); or

(p) MCHI shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to their respective ownership of the Stock and Stock Equivalents of their immediate subsidiary, (ii) incur, create, assume or suffer to exist any Debt or other liabilities or financial obligations, except (w) Debt permitted pursuant to Section 6.1(k), (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents to which they are respectively a party and (z) obligations with respect to their respective Stock and Stock Equivalents, or (iii) own, lease, manage or otherwise operate any properties or assets (other than cash and Cash Equivalents-MCC) and the ownership of shares of Stock and Stock Equivalents of their respective Subsidiaries; or

then, and in every such event that is continuing (A) if such event is an Event of Default specified in paragraph (g) above with respect to any Loan Party, automatically the Commitments shall immediately terminate and the Loans made hereunder (with accrued interest thereon) and any unpaid accrued Fees and all other Obligations of the Borrower and each Loan Party accrued hereunder and under any other Loan Document shall immediately become due and payable, and (B) if such event is any other Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, take one or more of the following actions, at the same or different times: (i) terminate forthwith the Commitments; (ii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower and each Loan Party accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) set-off amounts in the Concentration Account, the Collection Account or any other accounts of the Loan Parties and apply such amounts to the Obligations of the Loan Parties hereunder and under the other Loan Documents in accordance with Section 10.3; and (iv) exercise any and all remedies under the Loan Documents and applicable law available to the Administrative Agent and the Lenders.

SECTION 8

THE AGENT

8.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice and opinion of legal counsel concerning all matters pertaining to the duties of the agencies hereby created.

8.3. Exculpatory Provisions. Neither the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts reasonably selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6. Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower and its Subsidiaries or any affiliate of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower and its Subsidiaries or any affiliate of the Borrower and its Subsidiaries that may come into the possession of the Administration Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, including without limitation, any action taken under Section 11.1(c) hereof; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8. Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not an Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this

Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed and provided that the approval of the Borrower is not required for any Lender that was a Lender on the Extension Date), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

8.10. Replacement of Agent. The Required Lenders may request by notice to the Administrative Agent and the Borrower that the Administrative Agent resign. Upon receipt of any such notice the Administrative Agent shall resign, effective 10 days after receipt of such notice, as Administrative Agent under this Agreement and the other Loan Documents, and the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed and provided that the approval of the Borrower shall not be required for any Lender that was a Lender on the Extension Date), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

8.11. Duration of Agency. The agency established by Section 8.1 hereof shall continue, and Sections 8.1 through and including Section 8.13 shall remain in full force and effect, until the Notes and all other amounts due hereunder and thereunder shall have been paid in full and the Lenders’ commitments to extend credit to or for the benefit of the Borrower shall have terminated or expired.

8.12. Collateral Security. The Administrative Agent will hold, administer and manage any Collateral pledged from time to time hereunder either in its own name or as Administrative Agent, but each Lender shall hold a direct, undivided pro-rata beneficial interest therein, on the basis of its proportionate interest in the secured obligations, by reason of and as evidenced by this Agreement and the other Loan Documents.

8.13. Enforcement by the Administrative Agent. All rights of action under this Agreement and under the Notes and all rights to the Collateral hereunder may be enforced by the Administrative Agent and any suit or proceeding instituted by the Administrative Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent without the necessity of joining as plaintiffs or defendants any other Lenders, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of the Administrative Agent.

SECTION 9

GUARANTEE

9.1. Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns permitted hereunder, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor under this Section 9.1 and under the other Loan Documents shall in no event exceed the amount which is permitted under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 9.2).

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 9 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d) The guarantee contained in this Section 9 shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under the guarantee contained in this Section 9 shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full and the Commitments are terminated.

9.2. Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9.3. The provisions of this Section 9.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

9.3. Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full and the Commitments are terminated. Upon payment in full of the Obligations and termination of the Commitments, each Guarantor shall be subrogated to the rights of the Administrative Agent and the Lenders to the extent of any payment made by such Guarantor hereunder. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

9.4. Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection herewith or therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 9 or any property subject thereto.

9.5. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 9 or acceptance of the guarantee contained in this Section 9; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 9; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 9. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 9 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, (c) any change in the corporate existence or structure of the Borrower or any other Person or any change in any law, regulation or order (including the Orders) affecting the Obligations, or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under the guarantee contained in this Section 9, in bankruptcy or in any other instance other than payment in full and indefeasible discharge and satisfaction of all Obligations. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

9.6. Reinstatement. The guarantee contained in this Section 9 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

9.7. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

SECTION 10

REMEDIES; APPLICATION OF PROCEEDS

10.1. Remedies; Obtaining the Collateral Upon Default. Upon the occurrence of the occurrence and continuation of any Event of Default, the Administrative Agent, in addition to any rights now or hereafter existing under applicable law shall have all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions and may:

(a) personally, or by agents or attorneys, immediately retake possession of the Collateral or any part thereof, from the Borrower, any MCC Guarantor or any other Person who then has possession of any part thereof with or without notice or process of law (but subject to any Requirements of Law), and for that purpose may enter upon the Borrower’s or any MCC Guarantor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Borrower or such MCC Guarantor;

(b) sell, assign or otherwise liquidate, or direct any Loan Party to sell, assign or otherwise liquidate, any or all of the Collateral, and take possession of the proceeds of any such sale, assignment or liquidation; and

(c) take possession of the Collateral or any part thereof, by directing the Borrower and any MCC Guarantor in writing to deliver the same to the Administrative Agent at any place or places designated by the Administrative Agent, in which event the Borrower and such MCC Guarantor shall at its own expense:

(i) forthwith cause the same to be moved to the place or places so designated by the Administrative Agent and there delivered to the Administrative Agent,

(ii) store and keep any Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent, and

(iii) while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition ordinary wear and tear excepted;

it being understood that the Borrower’s and each MCC Guarantor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, the Administrative Agent shall be entitled to a decree requiring specific performance by the Borrower or such MCC Guarantor of such obligation.

10.2. Intentionally Deleted

10.3. Application of Proceeds. (a) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document but subject to the terms of the Intercreditor Agreements, (i) if the Administrative Agent takes action under clause (i) or (ii) of Section 7 upon the occurrence and during the continuance of an Event of Default, any payment by any Loan Party on account of principal of and interest on the Loans and any proceeds arising out of any realization (including after foreclosure) upon the Collateral shall be applied as follows: first, to the payment in full of all costs and out-of-pocket expenses (including without limitation, reasonable attorneys’ fees and disbursements) paid or incurred by the Administrative Agent or any of the Lenders in connection with any such realization upon the Collateral and in satisfaction and payment of any Cash Management Obligations and Hedging Agreement Obligations, and second to the payment in full of the Term Loans pro rata in accordance with the respective Term Loans outstanding to the Term Loan Lenders (including any accrued and unpaid interest, and any fees and other Obligations in respect thereof) and (ii) any payments or distributions of any kind or character, whether in cash, property or securities, made by any Loan Party or otherwise in a manner inconsistent with clause (i) of this Section 10.3(a) shall be held in trust and paid over or delivered to the Administrative Agent so that the priorities and requirements set forth in such clause (i) are satisfied.

(b) It is understood that the Loan Parties shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the amount of the Obligations.

10.4. WAIVER OF CLAIMS. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE BORROWER AND THE GUARANTORS HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW:

(A) NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OF ANY OF THE COLLATERAL, INCLUDING WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE BORROWER OR ANY GUARANTOR WOULD OTHERWISE HAVE UNDER ANY REQUIREMENT OF LAW;

(B) ALL DAMAGES OCCASIONED BY SUCH TAKING OF POSSESSION EXCEPT ANY DAMAGES WHICH ARE THE DIRECT RESULT OF THE ADMINISTRATIVE AGENT’S OR ANY LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT;

(C) ALL OTHER REQUIREMENTS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE ADMINISTRATIVE AGENT’S RIGHTS HEREUNDER; AND

(D) ALL RIGHTS OF REDEMPTION, APPRAISEMENT, VALUATION, STAY, EXTENSION OR MORATORIUM NOW OR HEREAFTER IN FORCE UNDER ANY APPLICABLE LAW IN ORDER TO PREVENT OR DELAY THE ENFORCEMENT OF THIS AGREEMENT OR THE ABSOLUTE SALE OF THE COLLATERAL OR ANY PORTION THEREOF, AND EACH LOAN PARTY, FOR ITSELF AND ALL WHO MAY CLAIM UNDER IT, INSOFAR AS IT OR THEY NOW OR HEREAFTER LAWFULLY MAY, HEREBY WAIVES THE BENEFIT OF ALL SUCH LAWS.

10.5. Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Administrative Agent and the Lenders shall be in addition to every other right, power and remedy specifically given under this Agreement or the other Loan Documents or now or hereafter existing at law or in equity, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Administrative Agent or any Lender. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise of any other or others. No delay or omission of the Administrative Agent or any Lender in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. In the event that the Administrative Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Administrative Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

10.6. Discontinuance of Proceedings. In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case the Borrower, the Administrative Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the Liens granted under the Loan Documents and the Orders, and all rights, remedies and powers of the Administrative Agent and the Lenders shall continue as if no such proceeding had been instituted.

10.7. Attorney. (a) Each Loan Party hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement. The Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 10.7(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Loan Party fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The reasonable and documented expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 10, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Loans under the this Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Loan Party, shall be payable by such Loan Party to the Administrative Agent on demand.

(d) Each Loan Party as a grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

SECTION 11

MISCELLANEOUS

11.1. Amendments and Waivers. (a) None of this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (I) enter into with the Loan Parties written amendments, supplements or modifications hereto, to the Notes and to the other Loan Documents for the purpose of adding any provisions to this Agreement, the Notes or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (II) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement, the Notes or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (w) reduce the amount or extend the scheduled date of maturity of any Loan or other Extension of Credit or Note, or reduce the stated rate of any interest or fee payable hereunder (provided, however, that only the consent of the Required Lenders shall be necessary for the waiver of payment of default interest) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby, (x) without the consent of all the Lenders, (i) amend, modify or waive any provision of this Section 11.1 or any other provision of any Section hereof expressly requiring the consent of all the Lenders, (ii) reduce the percentage specified in the definition of Required Lenders, (iii) release all or substantially all of the Collateral for the Obligations or (iv) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents, or (y) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to have not occurred or to be cured and not continuing, as the parties may agree; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding anything to the contrary contained in Section 11.1(a), in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Supermajority Lenders, then with the consent of the Borrower and the Supermajority Lenders, the Borrower and the Supermajority Lenders shall be permitted to amend the Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, the “Minority Banks”) to provide for (w) the termination of the Commitment of each of the Minority Banks, (x) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Supermajority Lenders, so that the aggregate of the Commitments after giving effect to such amendment shall be in the same amount as the aggregate of the Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Supermajority Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Banks immediately before giving effect to such amendment and (z) such other modifications to this Agreement as may be appropriate.

(c) In the event that the Requisite Lenders (as defined in the Terra Credit Facility) and the borrowers under the Terra Credit Facility enter into any amendment, waiver or consent in respect of the Terra Credit Facility, then, if in the reasonable judgment of the Administrative Agent such amendment, waiver or consent does not directly or indirectly in any material respect impact the Borrower, the MCC Guarantors or the Trinidad Interests, such amendment, waiver or consent shall, by this reference, apply automatically to any comparable provision of this Agreement without the consent of any Lender and without any action by the Administrative Agent or any Lender. The Administrative Agent, for itself and on behalf of each Lender, promptly shall execute and deliver to the Borrower, at the Borrower’s cost and expense, such amendments, waivers, consents and other documents as the Borrower may reasonably request to effectively confirm such amendment, waiver or consent.

11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Loan Parties and the Administrative Agent, and as set forth in the administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower and the MCC Guarantors:	Mississippi Chemical Corporation
c/o Terra Industries Inc.
600 Fourth Street
Sioux City, Iowa 51101
Attention: Francis G. Meyer, Senior Vice President and Chief Financial Officer

with a copy to:

Terra Industries Inc.
600 Fourth Street
Sioux City, Iowa 51101
Attenion: Mark A. Kalafut, General Counsel
Telecopier No.: (712) 233-5586

With a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Andrew M. Kaufman, P.C.
Telecopier No.: 312-861-2200

Terra and the Terra Guarantors:

The Administrative Agent:	Citicorp North America, Inc.
388 Greenwich Street, 19th floor
New York, New York 10013
Attention: Christopher Dunlop
Telecopier No.: 212-816-2613

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Mark Thompson, Esq., and David Mack, Esq.
Telecopier No.: 212-455-2502

provided that any notice, request or demand to or upon any party hereto shall not be effective until received.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made herein and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

11.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Joint Lead Arrangers for all its reasonable and documented out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, any amendment, supplement or modification to, and the enforcement or preservation of any rights under, this Agreement, the Notes, the other Loan Documents, the Orders and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, the reasonable and customary costs, fees and expenses of the Administrative Agent, the Joint Lead Arrangers in connection with its monthly and other periodic field examinations and appraisals and monitoring of assets (including reasonable and customary internal collateral monitoring fees) and the reasonable fees and disbursements of counsel to the Administrative Agent and professionals engaged by the Administrative Agent, (b) to pay or reimburse the Administrative Agent, the Joint Lead Arrangers and each Lender for all its costs and expenses reasonably incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents, the Orders and any such other documents following the occurrence and during the continuance of a Default or an Event of Default, including without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, the Joint Lead Arrangers and the Lenders and professionals engaged by the Administrative Agent, the Joint Lead Arrangers and the Lenders, (c) to pay, and indemnify and hold harmless each Lender, the Joint Lead Arrangers and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes (other than Excluded Taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents, the Orders and any such other documents, (d) to pay all the actual and reasonable out-of-pocket expenses of the Administrative Agent related to this Agreement, the other Loan Documents, and the Loans and (e) to pay, indemnify or reimburse each Lender, the Administrative Agent, the Joint Lead Arrangers their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties and the reasonable and documented fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages (other than damages arising from the gross negligence and willful misconduct of such Indemnitee) arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with this Agreement, the Loan Documents or any of the Loans made hereunder. Without limiting the foregoing, and to the extent permitted by applicable law, each Loan Party agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to Mr. Timothy A. Dawson (Telephone No. 662-746-4131) (Fax No. 662-751-2212)], at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

11.6. Successors and Assigns; Participations; Purchasing Lenders. (a) This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Lenders, the Administrative Agent all future holders of the Notes and their respective successors and assigns, except that neither the Borrower nor any Guarantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, at its sole cost and expense, without notice to or consent of the Administrative Agent and the Borrower, in the ordinary course of its lending business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. No Lender shall grant any participation under which the Participant shall have the right to require such Lender to take or omit to take any action hereunder or approve any amendment to or waiver of this Agreement or the Notes or any other Loan Document, except to the extent such amendment or waiver would: (i) extend the final maturity date of, or extend any date for payment of any principal, interest or fees applicable to, the Loans, or Commitments in which such Participant is participating, (ii) reduce the interest rate or the amount of principal or fees applicable to the Loans in which such Participant is participating or (iii) release any Lien on all or substantially all of the Collateral. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; and provided that the Participant and the transferor Lender shall not be entitled to receive in the aggregate any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender may, in the ordinary course of its business of making or investing in loans and in accordance with applicable law, at any time sell to any Lender or to one or more Eligible Assignees (each a “Purchasing Lender”) all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Purchasing Lender, such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender, by the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) other than in the case of a sale to a Purchasing Lender that is an Affiliate of the transferor Lender or to another Lender, or to an Affiliate or Related Fund of any Lender (collectively, a “Related Party Transfer”), the consent of the Administrative Agent shall be required (which consent shall not be unreasonably withheld or delayed), (ii) other than in the case of a Related Party Transfer the consent of the Borrower shall be required (which consent shall not be unreasonably withheld or delayed), unless an Event of Default shall have occurred and is continuing, (iii) if such Purchasing Lender is not then a Lender, such sale must be to either (A) a commercial bank having total assets in excess of $5,000,000,000, (B) a finance company, insurance company or other financial institution or fund which is regularly engaged in the making of, purchasing or investing in, loans and having total assets in excess of $100,000,000 or (C) such other Person approved by the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld or delayed) (each, an “Eligible Assignee”) and (iv) if such sale is not to another Lender, Related Fund or Affiliate of any Lender, or does not involve all of the transferor Lender’s rights and obligations under this Agreement, (A) the amount of the rights and obligations so sold shall, unless otherwise agreed to in writing by the Administrative Agent, not be less than $5,000,000 (or the entire amount of its rights and obligations if less than $5,000,0000) and in each case to be an entity which is not an entity that has filed for relief under the Bankruptcy Code or is a financially distressed company and (B) after giving effect to such assignment, the Commitment of each of the transferor Lender and the transferee Lender shall be at least $5,000,000, or such lesser amount agreed to by the Administrative Agent and the Borrower. Upon such execution, delivery, acceptance and recording of an Assignment and Acceptance, from and after the effective date of such transfer determined pursuant to and as defined in such Assignment and Acceptance, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of a Assignment and Acceptance covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement (including Schedule 1.1A hereof) to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment of each of the transferor Lender and the Purchasing Lender arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes. To the extent requested in writing by the transferor Lender or the Purchasing Lender on or prior to the effective date of such transfer determined pursuant to such Assignment and Acceptance, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Note of the transferor Lender a new Note to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the transferor Lender has retained a Commitment hereunder, a new Note to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. To the extent the transferor Lender requested a Note pursuant to Section 2.5(e), the Note surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.

(d) The Administrative Agent, acting on behalf of the Borrower, shall maintain at its address referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be presumptive evidence, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any Loan whether or not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Purchasing Lender and the old Notes shall be returned by the Administrative Agent to the Borrower marked “cancelled”.

(e) Upon its receipt of an Assignment and Acceptance executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender, by the Administrative Agent and the Borrower to the extent required under paragraph (c) above) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance, (ii) on the effective date of such transfer determined pursuant thereto record the information contained therein in the Register and (iii) give notice of such acceptance and recordation to the Lenders and the Borrower.

(f) Subject to Section 11.12, the Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee (in each case which agrees to comply with the provisions of Section 11.12 hereof) any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(g) Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, assign or pledge all or any portion of its Notes or any other instrument evidencing its rights as a Lender under this Agreement to any trustee for, or any other representative of, holders of obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 11.6 concerning assignments.

11.7. Adjustments; Set-off. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Aggregate Outstandings, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Aggregate Outstandings, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such payment or collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such payment or collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) Notwithstanding any other rights and remedies of the Lenders provided by law, each Lender, or Affiliate of such Lender shall have the right upon the occurrence and during the continuance of an Event of Default to set-off and apply against the Obligations, whether matured or unmatured, of the Loan Parties under this Agreement, the Notes or any other Loan Document, any amount owing from such Lender or Affiliate to any Loan Party at or at any time after, the happening of any Event of Default.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

11.9. GOVERNING LAW. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL

BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.10. Submission To Jurisdiction; Waivers. The Borrower and each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York county and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or related to this Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by applicable law, in such Federal court;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.11. Intentionally Deleted.

11.12. Confidentiality. Each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender, (b) to any Transferee or prospective Transferee which agrees to comply with the provisions of this subsection, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors that agree to comply with the provisions of this Section, (d) upon the request or demand, or in accordance with the requirements (including reporting requirements), of any Governmental Authority having jurisdiction over such Lender, provided that such Lender shall provide notice to the Borrower of such request or demand (e) in response to any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) which has been publicly disclosed other than in breach of this Agreement, (g) in connection with the exercise of any remedy hereunder, (h) which was available to the Administrative Agent or such Lender prior to its disclosure to the Administrative Agent or such Lender, as the case may be, by such Loan Party or (i) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.12.

11.13. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Guarantors, the Administrative Agent, the Joint Lead Arrangers and the

Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Joint Lead Arrangers, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.14. WAIVERS OF JURY TRIAL. THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.